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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HEADWATERS INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

10653 South River Front Parkway, Suite 300
South Jordan, Utah 84095

January 7, 2013

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Headwaters Incorporated, which will be held on Thursday, February 21, 2013, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095. In addition to the matters to be acted upon at the meeting, which are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, there will be a report with respect to the current status of our operations and an opportunity for you to ask questions.

        We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On or about January 11, 2013, we will mail to our stockholders a Notice containing instructions on how to access our 2013 proxy statement and other proxy materials and vote online. The Notice contains instructions on how you can receive a paper copy of the proxy statement and other proxy materials.

        Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you request a paper copy of the proxy card, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice or proxy card.

        If you have any questions after reading the Proxy Statement and other materials we have sent, please call Sharon Madden, our Vice President of Investor Relations, at 1-800-316-6214.

Sincerely,
/s/ KIRK A. BENSON Kirk A. Benson Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting to be held on Thursday, February 21, 2013

Our proxy statement, 2012 annual report and 2012 Form 10-K are available at
https://materials.proxyvote.com/42210P.

10653 South River Front Parkway, Suite 300
South Jordan, Utah 84095

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 21, 2013

To the Stockholders of Headwaters Incorporated:

        The 2013 Annual Meeting of Stockholders of Headwaters Incorporated, a Delaware corporation, will be held on Thursday, February 21, 2013, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, for the following purposes:

  1.
  To elect three Class I directors to serve until the 2016 annual meeting, or until their successors are duly elected and qualified;

  2.
  To ratify the selection by the Board of Directors of BDO USA, LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2013;

  3.
  To have an advisory vote to approve executive compensation; and

  4.
  To transact such other business as may properly come before the annual meeting and any and all adjournments or postponements thereof.

        Our Board of Directors has chosen the close of business on December 31, 2012 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Whether or not you plan to attend the annual meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you request a copy of the proxy card, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors,
/s/ HARLAN M. HATFIELD Harlan M. Hatfield Secretary

January 7, 2013

Your Vote Is Important!

PROXY STATEMENT TABLE OF CONTENTS

i

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held on February 21, 2013

GENERAL INFORMATION

        This proxy statement is being furnished to the stockholders of Headwaters Incorporated, in connection with the solicitation of proxies on behalf of the Board of Directors of Headwaters for use at Headwaters' Annual Meeting of Stockholders and any and all adjournments or continuations of the annual meeting, to be held Thursday, February 21, 2013, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. On or about January 11, 2013, we will mail to our stockholders a Notice containing instructions on how to access our 2013 proxy statement and other proxy materials and vote online. Stockholders may receive a copy of the proxy statement and other proxy materials by mail upon request.

        When we use "Headwaters," "we," "us," "our" or the "Company," we are referring to Headwaters Incorporated.

        This proxy statement along with our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our Annual Report to Stockholders are also available at https://materials.proxyvote.com/42210P.

 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is this proxy statement?

        You have received a Notice referring to this proxy statement and our other proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (SEC) and that is designed to assist you in voting your shares. As permitted by SEC rules, we are making this proxy statement and other proxy materials available to our stockholders electronically via the Internet. On or about January 11, 2013, we will mail to our stockholders of record as of the close of business on December 31, 2012 a Notice containing instructions on how to access this proxy statement and other proxy materials online. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and other proxy materials. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

What is the purpose of the annual meeting?

        At the annual meeting, our stockholders will act upon the matters described in this proxy statement. These actions include the election of directors; ratification of the appointment of the independent registered public accounting firm (which we sometimes refer to as the "independent auditors"); and an advisory (that is, nonbinding) vote to approve executive compensation. An additional purpose of the annual meeting is to transact any other business that may properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

Who can attend the annual meeting?

        All stockholders of record at the close of business on December 31, 2012, the record date, or their duly appointed proxies, may attend the annual meeting.

What proposals will be voted on at the annual meeting?

        Stockholders will vote on three proposals at the annual meeting:

  •
  the election of directors;

  •
  the ratification of BDO USA, LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2013; and

  •
  an advisory vote to approve executive compensation.

What are the Board's recommendations?

        Our Board recommends that you vote:

  •
  FOR election of the nominated directors;

  •
  FOR ratification of BDO USA, LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2013; and

  •
  FOR approval of the compensation of our named executive officers.

Will there be any other business on the agenda?

        The Board knows of no other matters that are likely to be brought before the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Who is entitled to vote?

        Only stockholders of record at the close of business on December 31, 2012, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting. As of the record date, there were 72,860,300 shares of our common stock outstanding. Holders of common stock as of the record date are entitled to one vote for each share held for each of the proposals.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the "stockholder of record." The Notice containing instructions on how to access the proxy materials online has been sent directly to you by us.

        Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in street name. The Notice has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in the Notice.

How do I vote my shares?

        Stockholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

  •
  By Telephone—Stockholders located in the United States can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

  •
  By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

  •
  By Mail—If you requested your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

        Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EST) on February 20, 2013.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the annual meeting in order to vote.

        If you vote by proxy, the individuals named on the proxy card (your "proxies") will vote your shares in the manner you indicate. You may specify how your shares should be voted for each of the proposals. If you grant a proxy without indicating your instructions, your shares will be voted as follows:

  •
  FOR the election of the three nominees for director;

  •
  FOR the ratification of the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending September 30, 2013; and

  •
  FOR the approval of the compensation of our named executive officers.

        You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to the Corporate Secretary. Your most current proxy card or telephone or Internet proxy is the one that is counted.

        Each share of common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the annual meeting is December 31, 2012. As of that date, there were 72,860,300 shares of our common stock outstanding.

What constitutes a quorum?

        A quorum is the presence, in person or by proxy, of the holders of a majority of the shares of the common stock entitled to vote. Under Delaware law, an abstaining vote and a broker "non-vote" are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting.

What is a broker "non-vote" and what is its effect on voting?

        If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a "broker non-vote." Broker non-votes will not be counted for the purpose of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal, so a broker non-vote will not otherwise affect the outcome of the vote on any of the proposals to be considered at the annual meeting.

        Proposal 2 (ratification of auditors) involves a matter that we believe will be considered routine. All other proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

What is required to approve each item?

  •
  For Proposal No. 1 (election of directors), each director must be elected by a majority of votes cast with respect to such director (i.e., the number of shares voted "for" a director nominee must exceed the number of votes "withheld" from that nominee).

  •
  For Proposal No. 2 (ratification of independent auditors), the affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the meeting and entitled to vote, is required.

  •
  For Proposal No. 3 (advisory vote to approve executive compensation), the affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the meeting and entitled to vote, is required.

  •
  For any other matters on which stockholders are entitled to vote, the affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the meeting and entitled to vote, is required.

        For all proposals, stockholders may vote For, Against or Abstain. If you Abstain from voting on Proposal No. 1, it will have no effect on the election of directors. If you Abstain from voting on Proposals No. 2 or 3, the abstention will have the same effect as an Against vote.

        Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

        Our Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted "for" a director nominee must exceed the number of votes "withheld" from that nominee in order for that nominee to be elected. Only votes "for" or "withheld" are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Delaware law provides that the director would continue to serve on our Board as a "holdover director." However, our Bylaws provide that directors may be nominated for re-election only if the incumbent candidate has tendered, prior to the mailing of the proxy statement, an irrevocable resignation that will be effective upon the failure of the director to receive the required vote at the Annual Meeting and acceptance by the Board of such resignation. The Board must fill director vacancies and new directorships only with candidates who tender, at or prior to the time of their appointment to the Board, such an irrevocable resignation. All nominees for director have tendered such an irrevocable resignation. Under our Corporate Governance Guidelines, in the event any director nominee receives a greater number of votes "withheld" from his or her election than votes "for" such election, the Nominating and Corporate Governance Committee (excluding the director who tendered the resignation) will promptly consider the resignation offer and recommend to the full Board whether to accept it. In reaching its decision, the Committee may consider any factors it considers relevant, including, without limitation: (i) any stated reasons why stockholders "withheld" votes for election of the withheld director; (ii) the length of service and qualifications of the withheld director; (iii) the withheld director's past and expected future contributions to Headwaters; (iv) the overall composition of the Board; (v) whether accepting the tendered resignation would cause Headwaters to fail to meet any applicable rule or regulation, including New York Stock Exchange listing requirements and federal securities laws with respect to Board or committee composition; and (vi) whether the resignation of the withheld director could result in the triggering of change of control or similar provisions under any contract by which we are bound or any of our benefit plans, and if so, the potential impact thereof. In making its recommendation to the Board, the Committee may consider possible remedies in addition to acceptance of the resignation, including alternatives for curing the underlying cause of the "withheld" votes, if known.

How will shares of common stock represented by properly executed proxies be voted?

        All shares of common stock represented by proper proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If you do not provide voting instructions, your shares will be voted in accordance with the Board's recommendations on the items listed in the Notice of Annual Meeting. In addition, if any other matters properly come before the annual meeting, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Can I change my vote or revoke my proxy?

        Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. You may revoke your proxy prior to exercise by:

  •
  filing with us a written notice of revocation of your proxy,

  •
  submitting a properly signed proxy card bearing a later date,

  •
  voting over the Internet or by telephone, or

  •
  voting in person at the annual meeting.

What does it mean if I receive more than one Notice?

        If your shares are registered under different names or are in more than one account, you may receive more than one Notice. To ensure that all your shares are voted, please vote by telephone or through the Internet using each personal identification number you are provided on the forms of Notice you receive. If you request proxy materials to be mailed to you, you will need to complete, sign and date the multiple proxy cards relating to your multiple accounts. We encourage you whenever possible to have all accounts registered in the same name and address. You can accomplish this by contacting our transfer agent, American Stock Transfer & Trust Company.

Who paid for this proxy solicitation?

        The cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to stockholders in connection with the solicitation of proxies is borne by us.

How do I learn the results of the voting at the annual meeting?

        Preliminary results will be announced at the annual meeting. Final results will be published in a Current Report on Form 8-K filed with SEC within four business days of the annual meeting.

How are proxies solicited?

        In addition to the mail solicitation of proxies, our officers, directors, employees and agents may solicit proxies by written communication, telephone or personal call. These persons will receive no special compensation for any solicitation activities. We will reimburse banks, brokers and other persons holding common stock for their expenses in forwarding proxy solicitation materials to beneficial owners of our common stock.

What is "householding"?

        "Householding" means that we deliver a single set of proxy materials when requested to households with multiple stockholders, provided certain conditions are met. Householding reduces our printing and mailing costs.

        If you or another stockholder of record sharing your address would like to receive an additional copy of the proxy materials, we will promptly deliver it to you upon your request in one of the following manners:

  •
  by sending a written request by mail to:

    Sharon Madden, Vice President of Investor Relations
    Headwaters Incorporated
    10653 South River Front Parkway, Suite 300
    South Jordan, UT 84095

  •
  by calling Sharon Madden, Vice President of Investor Relations, at 1-800-316-6214.

        If you would like to opt out of householding in future mailings, or if you are currently receiving multiple mailings at one address and would like to request householded mailings, you may do so by contacting Sharon Madden, Vice President of Investor Relations, as indicated above.

Can I receive future stockholder communications electronically through the Internet?

        Yes. You may elect to receive future notices of meetings, proxy statements and other proxy materials electronically through the Internet at www.proxyvote.com. To consent to electronic delivery, vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request future stockholder communications be sent to you electronically.

        Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time during the voting process and resume receiving stockholder communications in print form.

What are the requirements for presenting stockholder proposals?

        Stockholders may submit proposals on matters appropriate for stockholder action at our annual meeting consistent with regulations adopted by the SEC and our Bylaws. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2014 annual meeting, we must receive them not later than September 14, 2013 or such later date as we may specify in our SEC filings. Your proposals should be addressed to Headwaters at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, Attn: Corporate Secretary.

        We anticipate that proxies solicited in connection with our 2014 annual meeting will confer discretionary authority to vote on matters, among others, of which we do not receive notice prior to September 14, 2013.

        In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to the scheduled date of the meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder making the proposal. For example, to be presented at the 2013 Annual Meeting, such a proposal must have been received by the Corporate Secretary on or after November 23, 2012 but no later than December 23, 2012. No proposals were received during this period. In the event that less than 75 days' notice or prior public disclosure of the date of the scheduled meeting is given or made to stockholders, notice by the stockholder must be received not later than the earlier of the following two dates: (a) the close of business on the 15th day following the day on which notice of the date of the scheduled annual meeting was mailed or public disclosure was made, or (b) two days prior to the date of the scheduled meeting. Our Bylaws can be found at www.headwaters.com.

Whom may I contact for further assistance?

        If you have any questions about giving your proxy or require any assistance, please contact Sharon Madden, our Vice President of Investor Relations:

  •
  by mail, to:

    Sharon Madden, Vice President of Investor Relations
    Headwaters Incorporated
    10653 South River Front Parkway, Suite 300
    South Jordan, UT 84095

  •
  by telephone, at 1-800-316-6214.

EXECUTIVE OFFICERS

        The following table sets forth:

  •
  the names of our current executive officers,

  •
  their ages as of the record date for the annual meeting and

  •
  the capacities in which they currently serve Headwaters:

Name	Age	Position(s)	Officer Since
Kirk A. Benson	62	Chief Executive Officer and Chairman of the Board	1999
Donald P. Newman	48	Chief Financial Officer	2010
Harlan M. Hatfield	52	Vice President, General Counsel and Secretary	1998
William H. Gehrmann, III	56	President, Headwaters Heavy Construction Materials	2004
Murphy K. Lents	61	President, Headwaters Stone Division	2012
David S. Ulmer	48	President, Headwaters Siding Division	2012
Bobby L. Whisnant	55	President, Headwaters Block Division	2012
Stephanie E. Black	50	President, HTI	2012

        See "Proposal No. 1—Election of Directors" for biographical information regarding Mr. Benson.

        Donald P. Newman was appointed as our Chief Financial Officer on December 8, 2010. Mr. Newman served as Interim Chief Financial Officer or Vice President—Corporate Controller of Boart Longyear Limited from October 2006 to December 2010. Boart Longyear is the world's leading integrated drilling services and minerals industry manufacturing company providing goods and services to mining companies. From January 2004 to October 2006, Mr. Newman was Vice President—Corporate Controller and Chief Accounting Officer of ACI Worldwide, Inc., a provider of electronic payment software and services, and prior to that time served in various financial positions with NRG Energy, Inc. Mr. Newman graduated from the University of Minnesota (Duluth) in 1987.

        Harlan M. Hatfield has served as Corporate Counsel since October 1996, as Vice President and General Counsel since July 1998 and as Secretary since July 1999. His activities with us have included project development, intellectual property, licensing, strategic business acquisitions, divestitures, and debt and equity financings. As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory issues, contracts and other legal matters. Prior to his employment with us, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner. Mr. Hatfield obtained a B.A. degree in Public Policy from Brigham Young University in 1984 and a Juris Doctorate from the University of Minnesota in 1987.

        William H. Gehrmann, III was appointed President of Headwaters Resources, Inc. in October 2004. Mr. Gehrmann has been with Headwaters Resources and its predecessors since 1985 and was appointed Senior Vice President, Operations in 2004 and was Senior Vice President, Southern Region for the previous five years. During his time with Headwaters Resources, Mr. Gehrmann has been responsible for the development of new products utilizing coal combustion products, the construction and operation of hazardous and non-hazardous waste landfills, and the design and operation of material handling systems. Mr. Gehrmann has worked in the coal combustion products industry since 1985 where he has received a patent, authored numerous technical papers, and developed new products utilizing CCPs. Mr. Gehrmann graduated from the University of Texas at Austin in 1984 with a B.S. degree in Architectural Engineering, with specializations in structural engineering and construction management.

        Murphy K. Lents was appointed President of Headwaters Stone Division in April 2008. Mr. Lents joined Headwaters as President of Headwaters Construction Materials in July 2004 following Headwaters' acquisition of Southwest Concrete Products, LP, a company Mr. Lents co-founded in 1997 which grew to become a large concrete products company in Texas. Prior to 1997, Mr. Lents co-founded and was President of Independent Gas Company, a retail propane distributor in Texas, for four years, worked as chief financial officer of a Houston real estate developer for six years, was an executive with Beacon Management, a venture capital firm, for two years, and was employed in banking for five years with J.P. Morgan and Company. Mr. Lents received his B.A. degree from Rice University in English and Spanish Literature in 1973 and his MBA from the Wharton School of the University of Pennsylvania in 1975.

        David S. Ulmer was appointed President of Headwaters Siding Division in January 2011. Previously, Mr. Ulmer was Executive Vice President of Headwaters Building Products and Executive Vice President of Sales and Marketing for Tapco International Corporation, the position he held since shortly after Tapco was acquired by Headwaters in 2004. Mr. Ulmer joined Tapco in 2001 as the Vice President of the Retail Group. Prior to joining Tapco, Mr. Ulmer was employed by ICI Paints North America and The Stanley Works in various sales, marketing and operations positions. Mr. Ulmer received his B.S. degree from West Chester University in 1985.

        Bobby L. Whisnant was appointed President of Headwaters Block Division in September 2008. Mr. Whisnant has more than 35 years of experience in the concrete products industry. In 1997, Mr. Whisnant co-founded and was Vice President of Southwest Concrete Products, LP, which was acquired by Headwaters in July 2004 and which is now a leading concrete products company in Texas. Prior to 1997, Mr. Whisnant held the position of Vice-President at Cordell Brick, a concrete masonry and brick manufacturer, and worked as Vice-President at Eagle Lake Concrete, another concrete masonry manufacturer. Mr. Whisnant is responsible for directing Headwaters' Block Division operations in the Texas and Louisiana markets, and has been instrumental in the introduction of new leadership strategies, new product lines, business acquisitions and other market expansions. Mr. Whisnant attended Alpena Community College and holds several certifications from leading concrete technology institutions. He sits on the boards of directors for the National Concrete Masonry Association and the Texas Masonry Council, and is a board member of the Concrete Products Group.

        Stephanie E. Black was appointed President of HTI in October 2011. Ms. Black joined Headwaters in March 1998 and has served in a variety of positions within the energy segment of Headwaters. Ms. Black served as Vice President of Operations and Business Development for HTI beginning in May 2006 and prior to that was Vice President of Headwaters Energy Services. Prior to joining Headwaters, Ms. Black was employed in several technical and management positions in the aerospace industry, for over 10 years by Alliant Techsystems Inc. and its predecessor Hercules Aerospace Company, followed by three years as a Strategic Account Manager at PacifiCorp, an electric utility. Ms. Black graduated from the University of Wyoming in 1984 with a B.S. degree in Chemical Engineering.

CORPORATE GOVERNANCE

        We uphold a set of basic values to guide our actions and are committed to maintaining high standards of business conduct and corporate governance. We have adopted a Code of Ethics and Business Conduct for directors, officers (including our principal executive officer and principal financial officer) and employees and Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and Board of Directors committee charters, form the framework for governance of Headwaters. The Code of Ethics and Business Conduct, Corporate Governance Guidelines, Board of Directors committee charters, Bylaws and Certificate of Incorporation are available at www.headwaters.com. We will post on this web site any amendments to these governing documents or waivers of the Code of Ethics and Business Conduct for directors and executive officers.

Board Leadership Structure and Independence

        Our Board leadership structure is currently comprised of i) a combined Chairman of the Board of Directors and Chief Executive Officer, ii) a Vice Chairman and lead independent Director, and iii) independent Chairmen for each of our three standing Board committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee.

        From time to time, the Nominating and Corporate Governance Committee and the entire Board review the Company's leadership structure, including the positions of Chairman of the Board and Chief Executive Officer. Mr. Kirk A. Benson currently serves as both Chairman of the Board and Chief Executive Officer. Over the last eight years, we have undergone a change in our business from alternative energy to a building products company. Mr. Benson has led this transition and is intimately familiar with our history, current business, and objectives for the future. Our Board believes it is appropriate to continue this combined role, which provides continuity to the management of the Company as we continue this transition. By serving as both our Chairman and Chief Executive Officer, Mr. Benson is able to provide strong and consistent leadership, vision and direction as we pursue our plans. In addition, our Board believes that its information flow, meetings, deliberations, and decision making processes are more focused, efficient, and effective than if the Chairman and Chief Executive Officer roles were separated.

        Our Chairman is assisted by a strong, independent Vice Chairman. Mr. James A. Herickhoff currently serves as our Vice Chairman and lead independent Director and has served in these capacities since 1999 and 2001, respectively. As our Vice Chairman, Mr. Herickhoff has the following responsibilities, among others:

  •
  chairing meetings of our Board in the absence of the Chairman and Chief Executive Officer or when it is deemed appropriate in light of the Chairman's management role;

  •
  chairing and setting the agenda for executive sessions of the non-management and independent directors at each regularly scheduled meeting of our Board, and more often as necessary;

  •
  advising on the agenda, information flow, and schedule of meetings for our Board based on input from directors;

  •
  providing feedback to the Chairman and Chief Executive Officer on corporate and Board strategies and, when requested, helping facilitate communications among board members and the Chief Executive Officer; and

  •
  overseeing the evaluation of our Chief Executive Officer.

        The Board of Directors has determined that each of R Sam Christensen, William S. Dickinson, Blake O. Fisher, Jr., E. J. "Jake" Garn, Grant E. Gustafson, James A. Herickhoff, and Malyn K. Malquist has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and satisfies the independence requirements required by the New York Stock Exchange, and that each of our standing Board committees is independent and satisfies the relevant SEC or New York Stock Exchange independence requirements for members of such committees. Each of our three standing committees plays an important role in the governance and leadership of our Board. Each is chaired by an independent director and all committee members are independent. The Board of Directors has adopted written charters for each of its three standing Board committees and new directors participate in orientation and training following their appointment to the Board.

Committees of the Board of Directors

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Mr. Dickinson as chair, Mr. Garn, Mr. Gustafson and Mr. Herickhoff. This committee provides assistance to the Board in overseeing corporate governance and identifies individuals qualified to become members of the Board of Directors consistent with Board criteria. The committee also oversees the evaluation of the Board of Directors and management. The charter of the Nominating and Corporate Governance Committee is available at www.headwaters.com.

        Audit Committee.    The Audit Committee currently consists of Mr. Christensen as chair, and Mr. Fisher, Mr. Garn, and Mr. Malquist, each of whom except for Mr. Garn the Board of Directors has determined is an "audit committee financial expert" as defined under SEC rules. This committee oversees the integrity of our financial statements, disclosure controls and procedures, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors and the performance of our internal audit function and independent auditors, and the quarterly reviews and annual independent audit of our financial statements. The Audit Committee's report appears below. BDO USA, LLP, our independent auditors, reports directly to the Audit Committee. The charter of the Audit Committee is available at www.headwaters.com.

        Compensation Committee.    The Compensation Committee currently consists of Mr. Fisher as chair, Mr. Herickhoff, and Mr. Malquist. This committee provides assistance to the Board of Directors in overseeing our compensation policies and practices. It reviews and approves the compensation levels and policies for the Board of Directors; reviews and approves corporate goals and objectives with respect to CEO compensation and, based upon these evaluations, determines and approves the CEO's compensation; makes recommendations to the Board of Directors with respect to non-CEO executive officer compensation, including any required approval of incentive and equity-based plans; reviews and approves bonus compensation guidelines and practices; and administers our incentive compensation plans and authorizes awards granted under the plans. The Compensation Committee also has the responsibility to provide the report to stockholders on executive officer compensation, which appears below. The charter of the Compensation Committee is available at www.headwaters.com.

        The Compensation Committee directly engaged Mercer and Meridian Compensation Partners as compensation consultants to provide market data and to advise it and management about the design of the compensation program, including methods of compensation, commonly used metrics to measure performance, best practices for compensation delivery and the structure of various compensation elements. The consultants also gather, prepare and provide data for external market comparisons in the areas of base compensation, total annual cash compensation, and long-term compensation and meet with the Committee to present findings and recommendations.

Board Oversight of Risk

        Our Board of Directors oversees risk to help ensure a successful business at Headwaters. While the Chairman and Chief Executive Officer, Chief Financial Officer, business unit presidents, and other members of our senior leadership team are responsible for the day-to-day management of risk, our Board of Directors is responsible for appropriate risk oversight and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, legal risks, and operational risks.

        The Board believes that its leadership structure facilitates its oversight of risk by combining independent leadership, through the Vice Chairman and lead independent director, independent Board committees, and majority independent Board composition, with an experienced Chairman and Chief Executive Officer who has detailed knowledge of our business, history, and the complex challenges we face. The Chairman and Chief Executive Officer's in-depth understanding of these matters and involvement in the day-to-day management of the Company positions him to promptly identify and raise key risks to the Board and focus the Board's attention on areas of concern. The Vice Chairman, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for Board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the non-management directors and the Chairman and Chief Executive Officer, which enhances risk oversight.

        The Board of Directors exercises its oversight responsibility for risk both directly and through its three standing committees. Throughout the year, the Board and each committee spends a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee's risk oversight and related activities through frequent non-member attendance at committee meetings and committee meeting minutes available to all directors. Strategic, operational and competitive risks are presented and discussed at the Board's regular quarterly meetings. On at least an annual basis, the Board conducts a review of our long-term strategic plans and the presidents of each business unit and other members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the board on material legal matters. As needed between Board meetings, our Chairman and Chief Executive Officer provides written reports to the Board on the critical issues we face and the recent developments in our business units, including identified risks.

        The Audit Committee is responsible for reviewing our financial risks. The Audit Committee meets regularly with our Chief Executive Officer, Chief Financial Officer, internal auditor, General Counsel, other members of senior management and the independent auditors to discuss our major financial risk exposures, financial reporting, internal controls, and credit and liquidity risk. The Audit Committee meets regularly in separate executive session with the independent auditors to facilitate a full and candid discussion of risk and other issues.

        The Compensation Committee is responsible for overseeing human resources and compensation risk, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee is charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans.

        The Nominating and Corporate Governance Committee oversees risk related to our overall governance, including Board and committee composition, Board size and structure, director independence, ethical and business conduct and our corporate governance profile and ratings. The Nominating and Corporate Governance Committee also is engaged in overseeing risks associated with succession planning for the Board and management.

Communicating Concerns to Directors

        The non-employee directors have established procedures to enable anyone wishing to communicate with our Board of Directors, including the Vice Chair or other non-management directors, in one of the following ways:

  •
  E-mailing the directors at directors@headwaters.com, or

  •
  Writing to the directors, at the following address:

      Board of Directors
      Headwaters Incorporated
      c/o Corporate Secretary
      10653 South River Front Parkway, Suite 300
      South Jordan, UT 84095

        The Corporate Secretary will forward any communications related to our accounting, internal accounting controls, or auditing matters to the Chair of the Audit Committee, together with any other director named in the communication. All other communications will be forwarded to the Vice Chair or other designated lead independent director of the Board of Directors, together with any other director named in the communication. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the Company for resolution. If this is the case, the Corporate Secretary will retain a copy of such communication for review by any director upon request.

        The Audit Committee has established procedures for employees who have a concern about our accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Audit Committee in one of the following ways:

  •
  E-mailing to the Audit Committee at headwaters-hotline@blackbearventures.com, or

  •
  Writing to the Audit Committee, at the following address:

      Chair of the Headwaters Incorporated Audit Committee
      PO Box 4749
      Sedona, AZ 86340-4749

        Communications may be anonymous.

Board and Committee Meetings

        The Board held a total of eight meetings during fiscal 2012. We encourage but do not require Board member attendance at our annual meeting. Four directors, including our Chairman of the Board, attended the 2012 annual meeting.

        The Nominating and Corporate Governance Committee held five meetings in fiscal 2012. The Audit Committee held nine meetings in fiscal 2012. The Compensation Committee held nine meetings in fiscal 2012. Each director attended at least 75% of the aggregate of the total number of Board and applicable committee meetings.

Nominating and Corporate Governance Committee Report

        The Nominating and Corporate Governance Committee provides assistance to the Board in overseeing corporate governance, evaluates and selects director nominees of the Company to be considered for election at the annual meeting of stockholders and takes such other actions within the scope of its charter as the committee deems necessary or appropriate.

        The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating new nominees to the Board. In evaluating director nominees, the committee, as described in the committee's charter, considers various criteria, including relevant industry experience, general business experience, relevant financial experience, diversity of background and skills, and compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations of the New York Stock Exchange. In addition to these factors mandated by the committee charter, directors must have significant interest in serving and be willing and able to make time available to devote to Board activities and to enhance their knowledge of our business. We therefore seek to attract and retain highly qualified directors who have sufficient time to devote to their substantial responsibilities and duties to us and our stockholders.

        In accordance with our Corporate Governance Guidelines, the Board is comprised of three tiers of members with staggered three-year terms. One tier of members is elected each year by our stockholders at the annual meeting. Between annual meetings of stockholders, the Board may elect directors to serve until the next annual meeting. Nominees for directorship will be selected by the Nominating and Corporate Governance Committee, in accordance with the policies and principles in its charter, and nominated by the Board for stockholder elections. We have used both internal and external resources to assist us in identifying potential director nominees, but have not engaged third parties to evaluate potential director nominees, although we may do so in the future.

        To date, we have not received any recommendations from stockholders requesting the Board or any of its committees to consider a nominee for inclusion among the Board's slate of nominees in our proxy statement for our annual meeting. However, our stockholders may recommend director nominees, and the committee will consider nominees recommended by stockholders. A stockholder wishing to submit such a recommendation should send a letter to the Corporate Secretary at our principal executive offices in accordance with the provisions of our Bylaws and as described in the Questions and Answers about the Annual Meeting section under the question, "What are the requirements for presenting stockholder proposals?" The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a stockholder and provide a brief summary of the nominee's qualifications, including such information about the nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board, as well as contact information for both the nominee and the stockholder. Nominees should at a minimum have relevant business and financial experience and must be able to read and understand fundamental financial statements. We anticipate that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although the committee may prefer nominees who are personally known to the existing directors and whose reputations are highly regarded. The committee will consider all relevant qualifications as well as our needs in terms of compliance with New York Stock Exchange listing standards and SEC rules.

        Two of the nominees for directors being voted upon at the annual meeting are directors standing for reelection and one nominee for director was appointed by the board effective as of January 1, 2013 and is standing for election by stockholders for the first time.

        In 2012, the Board and the Nominating and Corporate Governance Committee decided to search for an additional director in order to provide future continuity as some current directors approach retirement. The committee developed the desired qualifications for potential director candidates and then undertook a search for qualified individuals, using as guidelines the criteria outlined in the committee's charter. After a pool of potential candidates was developed, the committee reviewed resumes and other written information and conducted several rounds of interviews in which other Board members and senior management participated. In November 2012, the Nominating and Corporate Governance Committee selected Sylvia Summers as a well-qualified candidate to be a new director and the Board ratified the selection. Ms. Summers was offered a seat on the Board effective January 1, 2013, which she accepted. The committee obtained a list of potential candidates from the National Association of Corporate Directors (NACD) which included Ms. Summers' name, but the NACD did not recommend any particular candidates. Upon the appointment of Ms. Summers to the Board, a fee of $15,000 was paid to the NACD.

        The Nominating and Corporate Governance Committee assisted the Board and each of its committees in conducting self-evaluations of their functioning and effectiveness. The committee also has reviewed and approved the Company's CEO succession plan.

Nominating and Corporate Governance Committee
William S. Dickinson, Chairman E. J. "Jake" Garn Grant E. Gustafson James A. Herickhoff

Audit Committee Report

        The Audit Committee acts pursuant to a written charter that was approved by the Board of Directors. The Audit Committee oversees our financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited consolidated financial statements with our management, including a discussion of the quality, not just the acceptability, of the accounting principles used; the reasonableness of significant judgments made; and the clarity of the disclosures in the financial statements.

        The Audit Committee reviewed with BDO USA, LLP, our independent auditors, which is responsible for expressing an opinion that our consolidated financial statements are presented, in all material respects, in conformity with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations. In addition, the committee has discussed with BDO the firm's independence from Headwaters, including the matters in the letter from BDO required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with BDO's independence.

        The Audit Committee also reviewed management's report on its assessment of the effectiveness of our internal control over financial reporting and BDO's report on the effectiveness of our internal control over financial reporting.

        The Audit Committee discussed with our internal auditors and BDO the overall scope and plans for their respective audits. The committee regularly meets with the internal auditors and BDO, with and without management present, to discuss the results of their examinations; their evaluations of our internal control, including internal control over financial reporting; and the overall quality of our financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements and management's assessment of the effectiveness of our internal control over financial reporting, together with BDO's reports, be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC. The committee and the Board also have recommended, subject to stockholder approval, the selection of BDO USA, LLP to audit our 2013 consolidated financial statements.

Audit Committee
R Sam Christensen, Chairman Blake O. Fisher, Jr. E. J. "Jake" Garn Malyn K. Malquist

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Compensation Policies, Practices and Risk Management

        The Compensation Committee considers potential risks when reviewing and approving both executive level and broad-based compensation programs. We have designed our compensation programs, including our incentive compensation plans, to minimize potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. We believe that our compensation programs do not encourage excessive risk-taking nor create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

SECTION ONE—OVERVIEW AND EXECUTIVE SUMMARY

Financial and Operational Performance

        The fiscal year ended September 30, 2012 was a very strong year for Headwaters. Our continued efforts to reduce our cost structure (which began in fiscal year 2011) coupled with a revenue increase resulted in strong operational and financial performance.

Fiscal Year 2012 Performance Highlights

        Our fiscal year 2012 highlights include:

  •
  A substantial increase in stockholder value and TSR.  The Company's stock price at the end of fiscal year 2012 was $6.58, compared to a stock price of $1.44 at the end of fiscal year 2011. This represented a one-year total stockholder return (TSR) of 357%, which placed us number one in TSR among light and heavy construction materials businesses, higher than the TSR of any of our peers, and an increase of over $300 million in stockholder value.

  •
  Financial performance substantially better than 2011, and competitive or ahead of peers.  Our continuing operations performed better than in fiscal year 2011 in every category and was as good or better than our peer group of companies:

Metric	FY2011 Performance	FY2012 Performance	Headwaters Change	Peer Group Change
Total Revenue	$588.0 million	$632.8 million	+8%	+8%
Gross Profit	$145.9 million	$175.1 million	+20%	+16%
Adjusted Operating Income	$20.8 million	$36.5 million	+75%	+46%
Adjusted EBITDA	$77.7 million	$90.4 million	+16%	+13%
  •
  Sale of non-core businesses.  To focus on our higher-growth, core businesses of light building products and heavy construction materials, we determined that we would sell our ethanol and coal cleaning businesses. In fiscal year 2012, we completed the sale of our ethanol business, generating approximately $18 million of net cash proceeds. Efforts that began in fiscal year 2012 have resulted in the sale of three of our coal cleaning facilities and a contract to sell the eight remaining facilities, with a closing anticipated early in calendar 2013, subject to the satisfaction of certain material closing conditions. Efforts to sell our non-core assets are a significant step towards transition from an energy business that was dependent on a federal tax credit that has since expired to a business focused on light and heavy construction materials.

  •
  Paying down approximately $38 million of debt.  We reduced our total indebtedness from $543 million to $505 million during fiscal year 2012, improving our net debt to Adjusted EBITDA (adjusted earnings before interest, income taxes, depreciation and amortization) ratio from a historical high of 6.7 to 4.9 at the end of fiscal year 2012. We also restructured the maturities of our subordinated debt to match future cash flow generation, extending the maturity of nearly $50 million of debt to 2016 from 2014.

Continued Best Practices in Compensation Governance

        In recent years, increased attention has been given to executive compensation, especially the link between executive pay and Company performance. The most recent (February 2012) Management Say on Pay non-binding advisory vote passed by a 95% to 5% margin, which the Compensation Committee (the Committee) considers as supportive of the steps taken to strengthen the executive compensation programs. The Committee has continued its efforts by reaching out to our stockholders and to stockholder advisory services to review our compensation practices. The following is a summary of compensation governance best practices employed by the Company:

BEST PRACTICE ELEMENT	OUR PRACTICE
Ratio of performance-based equity awards to time-based equity awards	Our equity awards (including Restricted Stock Units and Stock Appreciation Rights, or SARs) are 100% performance based.
Ratio of performance-based compensation to overall compensation	Approximately 73% of our CEO's compensation is performance based and approximately 72% of our other named executive officer (NEO) compensation is performance based.
Rigor of performance goals	Our annual incentive plans require substantial business growth as a condition for payment.
The performance goal of our 2013 equity awards is 120% stock price appreciation.
Peer benchmarking practices	We set our base salaries and incentive payments at the 50th percentile of our peer group of companies, but with upside opportunities based on performance.
Financial/operational results

We achieved a one-year total stockholder return (TSR) of 357% (higher than any of our peers) and an increase of over $300 million in stockholder value. Our other financial measures are also substantially higher than the 50th percentile in our peer group of companies. Our gross margin was 27.7% compared to a peer median of 18.2%. Our adjusted EBITDA margin was 14.3% compared to a peer median of 9.2%. Our adjusted operating margin was 5.8% compared to a peer median of 4.7%.

No repricing/replacement of underwater equity grants	We do not permit the repricing or replacement of underwater equity grants such as underwater SARs or stock options.
No excessive perquisites or gross-ups	We do not provide excessive perquisites and do not provide any gross-up rights to our executives or employees.
No executive employment agreements that include extravagant change in control provisions	None of our executive employment agreements provide extravagant change in control benefits.
No large bonus payouts without justifiable performance linkage	All bonus payments are subject to justifiable performance goals and metrics that that are aligned with the interests of our stockholders.
No egregious pension/supplemental executive retirement plan (SERP) payouts	We provide reasonable pension or SERP benefits.
No excessive severance arrangements	We provide severance arrangements that are within the guidelines of Institutional Shareholder Services (ISS), a stockholder advisory service.
No executives using company stock in hedging activities	Executives are prohibited by Company policy from using company stock in hedging arrangements.
No excessive pay differential between CEO and next highest-paid executive officer	The pay ratio between CEO's pay and the pay of the next highest paid executive is 2.8, which is within ISS guidelines.

BEST PRACTICE ELEMENT	OUR PRACTICE
Non-performance-based pay elements are not a majority of compensation	A substantial majority of the compensation of the NEOs of the Company is performance based.
• Approximately 73% of our CEO's compensation is performance based, and
• Approximately 72% of our other NEO compensation is performance based.
No multiyear guaranteed bonuses	The Company does not guarantee any bonuses for our executives and thus it does not provide any multiyear guaranteed bonuses.
No common performance metric used for short-term and long-term incentive plans	The Company applies different performance metrics under each of our incentive plans in order to balance the short-term and long-term goals of the Company:
• The annual bonus plan metric is operating income, and in 2013, compares our performance to peer performance to assure against windfall bonuses.
• The LTI equity plan metric is stock price appreciation.
• The LTI cash plan metric is cash flow, and awards are adjusted up or down based on stock performance.
Clawback policy	The Company has a clawback policy in place.
No high pay opportunities relative to industry peers	The Company has benchmarked executive pay at the 50th percentile of our industry market and peer group of companies, but compensation may be higher or lower based on performance.
No excessive overhang or dilution from equity grants	The Company does not have excessive overhang or dilution from our equity grants.
Compliance with burn rate commitments

The Company's equity grant burn rate was 2.05% in 2012 and will not be more than 0.88% in 2013, both of which are substantially less than the Company's burn rate commitment of 3.08%, and less than the ISS guideline of 3.08% for our industry.

No liberal share recycling	The Company's equity plans do not provide for liberal share recycling.
No liberal definition of a change of control	The change of control provisions in the Company's compensation plans do not include a liberal definition of a change of control.
No single trigger acceleration of vesting

All change of control vesting provisions provide for a double trigger acceleration of vesting (which requires a change of control and the involuntary or constructive termination of the employee's employment).

No executive employment agreement term in excess of three years	No executive employment agreement of the Company includes a term longer than three years.

BEST PRACTICE ELEMENT	OUR PRACTICE
Frequent and regular communications with stockholders regarding executive compensation

As further explained below, in Section Six "Interaction with Stockholders and Stockholder Advisory Services," we engaged in an extensive effort to communicate with our stockholders throughout fiscal year 2012. In virtually every meeting or call, the topic of executive compensation was addressed with our stockholders.

        More information on these and other governance practices is included in Section Five "Executive Compensation Governance," and Section Six "Interaction with Stockholders and Stockholder Advisory Services."

Summary of Our Executive Compensation Program

  •
  Our compensation programs focus on pay for performance. The programs utilize short-term and long-term pay-at-risk incentive arrangements which are payable only if financial and individual business objectives are achieved and/or our stock price appreciates. At target performance levels, these pay-at-risk arrangements represent approximately 73% of CEO compensation and 72% of the compensation of the other NEOs.

  •
  Our compensation programs emphasize the creation of stockholder value by encouraging stock ownership. Fifty percent of long term incentive (LTI) annual value delivery for NEOs is in the form of equity awards (either SARs or Restricted Stock Awards). This encourages the executives to manage the Company with an owner's perspective and aligns the interests of our executives with the interests of our stockholders.

  •
  Our compensation programs attract and retain highly motivated and talented executives by rewarding higher performance that creates value for our stockholders.

  •
  We set all elements of our compensation programs at the median range of our peer group if target company performance is achieved.

  •
  Our executives participate in group benefit programs on the same terms as other salaried employees.

  •
  Our executives have limited perquisites, which facilitates strong, focused performance instead of reliance on pre-determined benefits.

SECTION TWO—DETAILS OF OUR EXECUTIVE COMPENSATION PROGRAM

Objectives and Design of Our Executive Compensation Program

        The three major objectives of our executive compensation program and the ways these objectives are achieved are listed in the following table:

COMPENSATION OBJECTIVE	HOW OBJECTIVE IS ACHIEVED
Rewarding executives for sustained financial performance	• Annual incentive plans have operating income targets that require improved business unit performance over the prior year, and for 2013, include a comparison with peer performance
• Annual incentive plans have an individual achievement factor that requires participant-by-participant accountability for achievement of key financial metrics
• Long-term cash incentive plans have cash flow milestones or targets that require significant cash flow production, and are tied to stock price to assure alignment with stockholder interests
Aligning the interests of executives with the interests of stockholders	• Restricted stock and SAR grant awards represent a large portion of long-term incentives, and only vest if there is stock appreciation • Stock ownership requirements are in place for all NEOs
• No SARs to be settled in cash were granted in 2013
Attracting and retaining highly motivated and talented executives	• All compensation elements are targeted at the 50th percentile of our peer group of companies and, subject to performance, can pay out at higher or lower than the 50th percentile

•

Pay-for-performance emphasis attracts executives who are innovative and willing to place at risk a larger portion of their compensation that is tied to their own performance and the performance of the Company

• SAR grants have multi-year time vesting elements, along with stock appreciation hurdles, with forfeiture of unvested awards if an executive leaves
• Discretionary bonuses allow for special recognition, for adjustment to unique market conditions, or for corrections for temporary external and internal inequities
• Long-term incentive plans require participants to be continuously employed by the Company for a period of at least three years in order to receive 100% of the award value

Elements of Our Executive Compensation Program

        The various elements of our executive compensation program, along with a brief summary description and purpose of each of the elements, are listed in the following table. A more detailed description of each element follows later in this section.

PROGRAM	DESCRIPTION AND PURPOSE
Annual Compensation
Base Salary (Reflected in the "Salary" column of the Summary Compensation Table)	Annual base salary is a tool to provide executives with a reasonable level of fixed income relative to the responsibility of the positions they hold.

PROGRAM	DESCRIPTION AND PURPOSE
Annual Bonus (Reflected in the "Non-equity incentive plan compensation" column of the Summary Compensation Table)	The annual bonus award is a cash incentive to reward employees for achieving operating income targets and individual goals.
Discretionary Bonus (Reflected in the "Bonus" column of the Summary Compensation Table)

A discretionary bonus is a cash incentive that accommodates, where appropriate, special recognition, adjustment to unique market conditions, or corrections to temporary external and internal inequities.

Long-Term Incentives
Stock Appreciation Rights (Reflected in the "Option Awards" column of the Summary Compensation Table)	SARs, whether cash- or stock-settled, are granted to provide incentive for long-term creation of stockholder value. SARs represented 50% of the annual LTI grant value in 2012. All SARs granted in 2013 will be settled in stock.
Cash Performance Units (Reflected in the "Non-equity incentive plan compensation" column of the Summary Compensation Table)

LTI cash performance units are granted to motivate employees and to reward achievement of cash flow generation. Performance units represented 50% of the annual LTI grant value in 2012. The cash payments for the performance units are subject to increase or decrease based on stock performance.

Benefit Plans
Health, Welfare and Retirement Programs (Reflected in the "All other compensation" column of the Summary Compensation Table)	Executives participate in the same health benefit plans that are offered to other salaried employees. Our benefits are market competitive and are designed to help protect the health and welfare of the employees and their families as well as provide retirement benefits.
Other
Perquisites (Reflected in the "All other compensation" column of the Summary Compensation Table)	Limited perquisites are provided to executives to facilitate job performance and foster customer relationships.

        In fiscal year 2012, the mix of key compensation elements for the CEO and continuously-employed NEOs are shown below. The charts detail the size (in percentage terms) of each element of compensation. The extracted sections of the charts reflect the performance-based components of compensation (for example, 72.8% of the CEO's compensation is at risk).

 CEO Compensation

Other NEO Compensation

Base Salary (Reflected in the "Salary" column of the Summary Compensation Table)

        We consider base salary a tool to provide executives with a reasonable level of fixed income relative to the responsibility of the positions they hold. Base salaries are established using criteria that include the level of responsibility for the position, base salary data for other internal positions and base salaries for similar positions from benchmark information and other surveys provided by consultants. With the exception of the CEO and NEOs whose annual base salary adjustments are mandated by employment agreement, all base salaries are reviewed annually by the CEO and the Committee at the beginning of each fiscal year (October 1), and are adjusted from time to time by the CEO and the Committee to reflect changes in responsibility level, internal equity or external market equity based on data provided by consultants.

        We target base salary to be at the 50th percentile of our peer group of companies. In 2012, our NEO salaries ranged from $275,400 to $663,000. NEO base salaries are generally at or below target

(the 50th percentile of our peers), except for Mr. Benson who is slightly above target as reflected in the table below:

Named Executive Officer	2011 Base Salary	2012 Base Salary	2011 to 2012 Increase	Percentage of Target Base Salary
Kirk A. Benson, Chief Executive Officer	$650,000	$663,000	2.0%	103%
Donald P. Newman, Chief Financial Officer	$300,000	$307,500	2.5%	94%
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	$285,000	$293,550	3.0%	88%
Murphy K. Lents, President, Headwaters Stone Division	$270,000	$275,400	2.0%	91%
David S. Ulmer, President, Headwaters Siding Division	$270,000	$276,750	2.5%	91%

        Mr. Benson's base salary was modestly increased because Company performance improved dramatically under his leadership and because his base salary was reduced at the beginning of fiscal year 2009 due to market conditions and not adjusted for the next three years. The base salaries of the other NEOs were also modestly increased to bring their base salaries closer to the 50th percentile of market base salary data for those positions.

Annual Bonus (Reflected in the "Non-equity incentive plan compensation" column of the Summary Compensation Table)

        In the 2012 fiscal year, we continued an annual bonus plan that establishes bonus pools for each operating division of the Company. The Company has two primary operating divisions: Heavy Construction Materials, and Light Building Products. A separate bonus pool is established for the Headwaters Technology Innovations (HTI) group and for corporate executives. Participation in the various bonus pools is reflected in the table below:

Named Executive Officer	Bonus Pool
Kirk A. Benson, Chief Executive Officer	Corporate Bonus Pool
Donald P. Newman, Chief Financial Officer	Corporate Bonus Pool
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	Heavy Construction Materials Bonus Pool
Murphy K. Lents, President, Headwaters Stone Division	Light Building Products Bonus Pool
David S. Ulmer, President, Headwaters Siding Division	Light Building Products Bonus Pool

        The bonus pools are dependent upon the amount of operating income (generally defined as revenue less cost of revenue and operating expenses) generated for each of the operating divisions. Operating income is used because it:

  •
  is a common performance measure,

  •
  is included in periodic management reports, so it is actively used by management as a performance metric and participants have ready access to this performance metric throughout the fiscal year,

  •
  is easily understood by participants, and

  •
  provides a good correlation between management decisions and company performance.

        The annual bonus calculation for each participant is as follows:

Division Bonus Pool X Individual Bonus Pool Share X Individual Goal Factor

        The Division Bonus Pool is constructed by setting aside a percentage of division operating income to fund the pool. At the beginning of each fiscal year, the Committee approves a bonus pool schedule for each of the Company's operating business units and for the corporate management group. The size of each bonus pool is based on market data to deliver compensation tied to performance that is at the 50th percentile of total cash compensation at targeted operating performance levels. The ultimate funding of the bonus pool is tied to the level of operating income achieved by each business unit.

        A direct correlation is established between division operating income performance and participant rewards. When setting the pool size, management, in consultation with the Committee, projects a likely range of operating income performance for each business unit, setting minimum operating income thresholds so that any operating income attainment below the threshold results in no bonus pool being established. Once the threshold is attained, the set-aside percentage of operating income is established so that when division performance levels are comparable to expected market levels of performance, the resulting bonus pool pays employees at a rate that (when combined with base salaries) is roughly equivalent to the 50th percentile of market total cash compensation. If the division operating income attainment is above the expected market levels of performance, the set-aside percentage is higher, creating a larger bonus pool.

        For the Company's 2012 fiscal year, the business unit operating income ranges and attainments were as follows:

	Projected Range
(in millions)	From	To	Actual
Division
Heavy Construction Materials	$18.8	$37.6	$40.3
Light Building Products	$6.5	$21.5	$25.6
HTI	$(4.0)	$2.6	$(5.5)
Consolidated (Corporate)	$13.8	$34.4	$34.4

        The Committee's annual determination of the size of each unit's bonus pool begins with an analysis of market total cash compensation for each participant in the respective bonus pool. Management, in consultation with the Committee, calculates the bonuses necessary for each participant to achieve the 50th percentile of benchmark and market survey total cash compensation (when added to the participant's annual base salary), as described above. By division, the Committee then sets threshold levels of operating income necessary to pay bonuses. No bonuses are paid if these operating income thresholds are not achieved. The Committee then designates a percentage of operating income over the threshold amount to contribute to the bonus pool. Starting at a low contribution rate at the point the threshold operating income is obtained, the percentage is increased as higher operating income milestones are achieved. For fiscal year 2012, the percentage of operating income over the threshold to be contributed to the bonus pool and the resulting total bonus pool amounts are reflected in the table below:

Division	Percentage of Operating Income Above Threshold Contributed to Bonus Pool	Total Bonus Pool Generated
Heavy Construction Materials	14.7%	$3,153,000
Light Building Products	20.4%	$3,904,000
HTI	N/A (failed to achieve threshold)	$0
Consolidated (Corporate)	12.7%	$2,619,000

        An individual's share of the division's bonus pool (the Individual Bonus Pool Share) is established for each participant by division management and the CEO and is approved by the Committee using an analysis of market total cash compensation for each participant in the respective bonus pool. The individual's share of the bonus pool is the amount necessary for each participant to achieve the 50th percentile of benchmark total cash compensation (when added to the participant's annual base salary). These preliminary shares are then evaluated by the business unit leader and/or the CEO and subjectively adjusted to accommodate concerns for the participant's sphere of influence, the participant's impact on operating income, the participant's shares from previous years, the ratio of the participant's base salary to the total base salary for the division, bonus data from the benchmark and market survey data and internal equity. The sum of all individual bonus pool shares for a particular division is 100%.

        The Individual Goal Factor in the bonus computation represents the achievement of individual goals that support divisional and Company-wide financial and strategic initiatives. We conduct an annual planning process commencing in late spring to initiate development of a business plan for the next year. The financial and strategic plan for our upcoming fiscal year is further developed with input from the NEO senior executives and other members of management. Senior executives formulate individual goals to support the Company-wide plans and initiatives. The objectives are weighted, with the combined weighting totaling 100%. Individual goals and weighting of the goals for the NEO senior executives were as follows:

Mr. Newman:	Asset Divestitures	38%
	Debt Repayment	12%
	Consolidated EBITDA	15%
	Overhead Cost Reductions	15%
	Systems Implementation	10%
	Safety	10%
Mr. Gehrmann:	Heavy Construction Materials Operating Income	25%
	Capital Expenditure Management	15%
	Safety/Environmental Compliance	10%
	Asset Divestitures	25%
	Regulatory Issue Management	20%
	Cost Reductions	5%
Mr. Lents:	Stone Division EBITDA	30%
	Revenue	15%
	Safety	10%
	SKU Management	15%
	Mold Management	10%
	Employee Communications	10%
	Lean Improvements/Cost Reductions	10%
Mr. Ulmer:	Siding Division Revenue	20%
	Capital Expenditure Management	5%
	Systems Implementation/Organizational Changes	10%
	Working Capital/Cash Flow	15%
	Safety	10%
	Cost Reductions	35%
	2013 Planning	5%

        These individual goals are reviewed and approved or adjusted by the CEO at the beginning of the fiscal year. During the fiscal year, NEOs and other participants work to complete the goals. At the end of the fiscal year, results are reported. The CEO evaluates the reports and recommends a final achievement factor to the Committee, which can range from 0% to 100%.

        The CEO's performance is measured against the attainment of overall corporate objectives. The Committee and the Board discuss CEO performance to determine the completion of corporate objectives and use its performance review to adjust CEO compensation appropriately.

        In 2012, individual goal factors for the NEOs ranged from 86% to 100% as shown below.

Named Executive Officer	2012 Individual Goal Factor
Kirk A. Benson, Chief Executive Officer	100% based on overall assessment of performance
Donald P. Newman, Chief Financial Officer	89% attainment (Mr. Newman's attainment was impacted by asset divestiture goals that were partially achieved and by systems implementation that was partially achieved)
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	100% attainment
Murphy K. Lents, President, Headwaters Stone Division	95% attainment (Mr. Lents' attainment was impacted by safety goals that were partially achieved)
David S. Ulmer, President, Headwaters Siding Division	86% attainment (Mr. Ulmer's attainment was impacted by cost reduction and working capital goals that were partially achieved)

        The annual bonus calculation for each of the NEOs is shown in the table below:

Named Executive Officer	Division Bonus Pool		Individual Bonus Pool Share		Individual Goal Factor		2012 Annual Bonus
Kirk A. Benson, Chief Executive Officer	$2,619,000	X	29.00%	X	100%	=	$759,510
Donald P. Newman, Chief Financial Officer	$2,619,000	X	15.00%	X	89%	=	$349,637
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	$3,153,000	X	14.10%	X	100%	=	$444,573
Murphy K. Lents, President, Headwaters Stone Division	$3,904,000	X	11.50%	X	95%	=	$426,512
David S. Ulmer, President, Headwaters Siding Division	$3,904,000	X	11.50%	X	86%	=	$386,106

        This bonus system serves to focus annual bonus plan participants on metrics that are consistent with each participant's sphere of influence (for example, divisional executive bonus metrics are primarily focused on the executive's division performance), and therefore more within their control. In addition, participants are focused on operating income, a commonly reported and easily understood financial metric of Company performance.

Discretionary Bonus (Reflected in the "Bonus" column of the Summary Compensation Table)

        In some circumstances, the Committee may determine that significant market inequities exist, that performance far exceeded expectations, or that selected employees are deserving of special recognition.

In these cases, discretionary bonuses are used to assure that appropriate corrections are made for temporary market inequities or to assure that executives are appropriately rewarded for their individual efforts. The Committee determines discretionary bonuses for the CEO. The CEO recommends discretionary bonuses for all other participants, including the NEOs, which are then approved or adjusted by the Committee.

        Early in fiscal year 2012, the Committee granted bonuses to selected executives who were instrumental in completing the sale of our ethanol business. Mr. Newman and Mr. Gehrmann were included in these grants. At the end of fiscal year 2012, the Committee granted an additional discretionary bonus to Mr. Ulmer in recognition of strong personal performance. The amounts of discretionary bonuses for NEOs are shown in the table below:

Named Executive Officer	Amount of Discretionary Bonus
Kirk A. Benson, Chief Executive Officer	$0
Donald P. Newman, Chief Financial Officer	$75,000
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	$25,000
Murphy K. Lents, President, Headwaters Stone Division	$0
David S. Ulmer, President, Headwaters Siding Division	$30,000

        In general, we target total cash compensation to be at the 50th percentile of our peers. When all bonuses (annual and discretionary) are added to base salary, the 2012 NEO total cash compensation is above target (the 50th percentile of our peers), which is reflective of the high performance level of the Company compared to peers. The computation of the total cash compensation and the percentage of target total cash compensation is reflected in the chart below:

Named Executive Officer	2012 Base Salary	2012 Annual Bonus	2012 Discretionary Bonus	2012 Total Cash Compensation	Percentage of Target Total Cash Compensation
Kirk A. Benson, Chief Executive Officer	$663,000	$759,510	$0	$1,422,510	137%
Donald P. Newman, Chief Financial Officer	$307,500	$349,637	$75,000	$732,137	145%
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	$293,550	$444,573	$25,000	$763,123	146%
Murphy K. Lents, President, Headwaters Stone Division	$275,400	$462,512	$0	$737,912	173%
David S. Ulmer, President, Headwaters Siding Division	$276,750	$386,106	$30,000	$692,856	162%

        In 2013, we have added a feature to our short-term bonus plan that is designed to assure that bonuses are consistent with performance relative to peers. Any bonus amount in excess of the 50th percentile of peer performance will be scaled to the Company's adjusted EBITDA performance compared to peers. For example if our adjusted EBITDA performance is in the 65th percentile of our peers, and all other conditions are met, compensation will be adjusted to the 65th percentile. This addition to our plan for 2013 is designed to assure that there are no windfall bonuses achieved solely because of improvements in end markets and not through employee performance.

Stock Appreciation Rights (Reflected in the "Option awards" column of the Summary Compensation Table)

        Our equity awards are designed to reward employees at the 50th percentile compensation level of the market. In 2012, the Committee approved the equity awards shown in the table below. Stock-settled

SARs and cash-settled SARs were chosen because of the Committee's desire to deliver value with stock price appreciation while complying with our incentive share "burn rate" commitment made to Institutional Shareholder Services for fiscal years 2009, 2010 and 2011. Typically these grants vest over three years. Generally, the grants were calculated using the median of the benchmark and market survey data for total long-term incentive compensation, less the value projected to be delivered by long-term cash incentive performance units. The SAR grants for the NEOs are reflected in the table below:

Named Executive Officer	Stock-Settled SARs	Cash-Settled SARs	Total SARs Granted
Kirk A. Benson, Chief Executive Officer	470,827	319,214	790,041
Donald P. Newman, Chief Financial Officer	130,788	88,673	219,641
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	105,904	71,801	177,705
Murphy K. Lents, President, Headwaters Stone Division	97,264	65,944	163,208
David S. Ulmer, President, Headwaters Siding Division	97,741	66,267	164,008

        All stock-based awards granted by the Company must have prior Committee approval. With very few exceptions, stock-based awards are granted at regularly scheduled Committee meetings, usually held in connection with regularly scheduled Board meetings. Occasionally, the Committee will approve an award in connection with the appointment of a newly-hired officer, the timing of which may necessitate a special Committee meeting not held in connection with a regular Board meeting. The exercise price for these stock-based awards is the closing price on the day before the Committee approves the award grant. It is against Company policy to back-date stock-based awards or to try to time stock-based awards for any reason and we have never engaged in these practices.

Cash Performance Units (Reflected in the "Non-equity incentive plan compensation" column of the Summary Compensation Table)

        We have two long-term cash incentive arrangements that are designed to reward employees at the 50th percentile compensation level of the market when targeted performance is achieved. In 2009, Long-Term Cash Incentive Performance Units were granted to employees of our Light Building Products and Heavy Construction Materials divisions. No Corporate or Energy division employees currently participate in the 2009 units. In 2012, Corporate Executive Long-Term Cash Incentive Performance Units were granted to Corporate and Energy division employees.

        2009 Long-Term Cash Incentive Performance Units.    In 2009, the Committee made an award of performance units to be settled in cash, based on the achievement of goals tied to cumulative divisional cash flow. Cash flow was chosen as the measurement metric because of the increased importance of cash flow generation to long-term Company viability, as cash flow helped the Company pay down debt and maintain debt covenant compliance. The divisional cash flow goals and the cumulative cash flow achievement through September 30, 2012 are as follows:

Division	Actual Cumulative Cash flow as of September 30, 2012 (millions)	Cash flow Goal (millions)
Heavy Construction Materials	$183.3	$350
Light Building Products	$136.0	$500

        Under the terms of the 2009 plan, performance units vest according to the following schedule:

Cumulative Cash flow Achievement Goals
	(millions)
			Resulting Performance Unit Payout Percentage
(percentage)	Heavy Construction Materials	Light Building Products
20%	$70	$100	5%
40%	$140	$200	10%
60%	$210	$300	20%
100%	$350	$500	50%
One year after achieving 100%			15%

        Several NEOs were granted performance units, which are still outstanding. The units granted to each NEO are shown in the table below.

Named Executive Officer	Performance Units
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	4,164
Murphy K. Lents, President, Headwaters Stone Division	2,500
David S. Ulmer, President, Headwaters Siding Division	2,500

        In regards to non-NEOs, performance units were granted to certain Heavy Construction Materials and Light Building Products divisional employees in 2009, which largely remain outstanding. The performance unit amounts were calculated by considering benchmark and market survey data over an extended period. The awards were then subjectively adjusted by the Committee such that the awards were above the median of the market data, commensurate with the "stretch" nature of the cash flow goals.

        The Committee also decided to establish a five-year performance period of fiscal year 2009 through fiscal year 2013 for cash flow generation for the Heavy Construction Materials and Light Building Products divisions. Thus, at the conclusion of fiscal year 2013, the performance period for this long-term cash arrangement will terminate and awards will be paid only for cumulative cash flow generation against the original goal from the beginning of fiscal year 2009 to the end of fiscal year 2013. Effective October 1, 2012, the Light Building Products division ended its participation in this performance unit awards program.

        During fiscal year 2010 the Heavy Construction Materials division reached the first payout milestone of 20% of its $350 million cumulative cash flow goal, resulting in a 5% payout of performance units for the division. During fiscal year 2012 the Heavy Construction Materials division reached the second payout milestone of 40% of its $350 million cumulative cash flow goal, resulting in a 10% payout of performance units for the division. Also in fiscal year 2012 the Light Building Products division reached the first payout milestone of 20% of its $500 million cumulative cash flow goal, resulting in a 5% payout of performance units for that division.

        2012 Corporate Executive Long-Term Cash Incentive Performance Units.    In 2012, the Committee approved an LTI cash arrangement for all Corporate and Energy business unit participants, including two NEOs (Messrs. Benson and Newman). Under the arrangement, performance unit awards are settled in cash based on two factors: the achievement of goals tied to cash flow generated during a performance period, and the 60-day trailing average closing stock price on the start date of the performance period, and at the end of the performance period. Generally, the cash flow goal reflects cash flow generation for a one-year performance period. While the numeric cash flow goals for Mr. Benson and Mr. Newman were the same, the Committee decided to include the effects of the discontinued coal cleaning operations in Mr. Benson's cash flow calculation while the cash flow goals for Mr. Newman considered only continuing operations. This decision was made to reflect Mr. Benson's ongoing responsibility for the coal cleaning business, and to further incent the divestiture of the business.

        In this arrangement, our long term incentive compensation is divided equally between cash and equity consideration. The step-by-step process for administering the delivery of LTI compensation as applied in fiscal year 2012 was as follows:

  •
  Using market data, an LTI individual compensation goal amount is set. Total long-term incentive amounts are set for each participant using the 50th percentile of benchmark and market survey data. Of this total long-term incentive target, 50% is delivered using cash, with 50% delivered through equity instruments. This mix of cash and equity delivery was chosen for the following reasons:

  •
  The cash element promotes Company performance by using the cash flow metric and the stock price modifier. Cash flow allows the Company to either pay down or avoid increased debt, while the stock price modifier embedded in the plan further aligns the interest of the participants with the stockholders.

  •
  Equity instruments like restricted stock and/or SARs promote retention by using a three-year vesting period, and further align the interests of the participants and the stockholders.

  •
  This mix supports the goal of maintaining an appropriate "burn rate" of equity shares authorized under the incentive compensation plan.

    Total long-term incentive targets (reflecting market LTI amounts), as well as the cash and equity portions of the total long-term target for each participating NEO are reflected in the table below:

Named Executive Officer	Annual Cash-Based Long-Term Incentive Target	Annual Equity-Based Long-Term Incentive Target	Total Annual Long- Term Incentive Target
Kirk A. Benson, Chief Executive Officer	$619,905	$619,905	$1,239,810
Donald P. Newman, Chief Financial Officer	$172,200	$172,200	$344,400
  •
  The LTI cash goal amount is divided by the 60-day average closing stock price of the Company at the beginning of the performance period to arrive at the initial number of performance units granted. The 60-day trailing average closing stock price at the commencement of the performance period and the resulting initial performance unit grants for each affected NEO are reflected in the table below:

Named Executive Officer	Annual Cash Long-Term Incentive Target	60-Day Trailing Average Closing Stock Price October 1, 2011	Initial Performance Unit Grant
Kirk A. Benson, Chief Executive Officer	$619,905	$1.91	324,558
Donald P. Newman, Chief Financial Officer	$172,200	$1.91	90,157

  •
  Cash flow is measured during the performance period. At the beginning of the fiscal year 2012 performance period, the Committee established minimum, target and maximum Company-wide cash flow goals as reflected in the table below.

Cash Flow Milestone	Cash Flow
Minimum	$43,600,000
Target	$54,600,000
Maximum	$65,400,000
  •
  The number of performance units is calibrated commensurate with cash flow performance at the end of the performance period. At the end of the performance period, the initial performance unit grants were adjusted according to the following table:

Cash Flow Performance	Performance Unit Adjustment
Below Threshold	Original Units X 0.00 (No award)
Threshold	Original Units X 0.25
Between Threshold and Target	Original Units prorated between 0.25X and 1.00X(1)
Target	Original Units X 1.00
Between Target and Maximum	Original Units prorated between 1.00X and 2.00X(1)
At and Above Maximum	Original Units X 2.00

(1)
Proration is calculated in a linear fashion between the threshold and target or between target and maximum.

        During the 2012 performance period, actual cash flow generation from continuing operations was $69,426,000, which was above maximum and resulted in a 2X unit multiplier for Mr. Newman. With the effects of the coal cleaning business included, cash flow was $59,279,589. This resulted in a 1.43X multiplier for Mr. Benson. The calculation of adjusted performance units is reflected in the table below.

Named Executive Officer	2012 Original Performance Unit Grant	Performance Unit Adjustment	2012 Adjusted Performance Units
Kirk A. Benson, Chief Executive Officer	324,558 Units	1.43X	464,118 Units
Donald P. Newman, Chief Financial Officer	90,157 Units	2.00X	180,314 Units
  •
  Cash payments are calibrated using the final performance units earned multiplied by the 60-day average closing stock price at the end of the performance period. Vesting occurs in two stages, with 50% of the adjusted performance unit amount vesting at the end of the fiscal year following the performance period (at the end of fiscal year 2013), and 50% vesting at the end of the second fiscal year following the performance period (at the end of fiscal year 2014). Cash payments flowing from the 2012 performance period are projected in the table below.

Named Executive Officer	2012 Adjusted Performance Units	60-Day Average Closing Stock Price	Total Potential Cash Payment	Amount Vesting 9/30/13	Amount Vesting 9/30/14
Kirk A. Benson, Chief Executive Officer	464,118 Units	$6.95	$3,225,620	$1,612,810	$1,612,810
Donald P. Newman, Chief Financial Officer	180,314 Units	$6.95	$1,253,182	$626,591	$626,591

        The design of the long-term cash incentive plan further reinforces the link between Company performance and executive compensation. Since fiscal year 2012 cash flow (an important measure of Company performance) was above the target set by the Committee, the plan called for the original performance unit grants for all participants in this arrangement (including the CEO and other NEOs) to be adjusted upward (doubled in all cases except Mr. Benson, due to the delay in closing the sale of our coal cleaning business), resulting in significant LTI value delivery commensurate with top quartile company performance and stockholder return.

Benefits (Reflected in the "All other compensation" column of the Summary Compensation Table)

        Our benefits offerings are designed to achieve competitiveness with other employers. Generally, our benefits are targeted to approximate market median levels. For retirement, we encourage pre-tax retirement savings through the use of a traditional 401(k) plan and a deferred compensation plan, but offer no defined benefit pension plans or other broad-based retirement programs.

        401(k) Plan.    All full-time employees (including NEOs) are eligible to participate in the Headwaters 401(k) Savings and Investment Plan (401(k) Plan). In calendar year 2012, we matched participant deferrals in the amount of 50% of the first 4% deferred. Matching contributions are fully vested at the end of the third plan year of service.

        Deferred Compensation Plan.    The Headwaters Incorporated Deferred Compensation Plan (DCP) is not qualified under Section 401(a) of the Internal Revenue Code and is limited to a selected group of management employees and highly compensated employees. The purpose of the DCP is to facilitate retirement savings above and beyond what is available to highly-compensated employees through the 401(k) Plan. All NEOs currently employed are eligible to participate in the DCP and can annually elect to defer up to 50% of base salary and up to 100% of incentive compensation into the plan. In fiscal year 2012, we matched participant deferrals in the amount of 50% of the first four percent deferred (reduced by any match for 401(k) Plan deferrals). Matching contributions are fully vested at the end of the third plan year of service.

        Other Retirement Arrangements.    In April 2010, we entered into an employment agreement covering Mr. Benson's employment for the five-year period commencing April 1, 2010 through March 31, 2015. Mr. Benson's agreement included a provision for a supplemental retirement compensation arrangement. The arrangement called for the Company to contribute six installments of 42.5% of base salary annually during the term of the agreement to an unfunded bookkeeping account. The account balance is further credited using a 7% annual interest rate, compounded annually. The allocations and interest will be paid to Mr. Benson in a single lump sum upon his termination of employment. These provisions were continued when we renegotiated the agreement with Mr. Benson for the three-year period commencing April 1, 2012 and ending March 31, 2015. This level of retirement compensation is intended to make up for retirement benefits not delivered by other compensation arrangements in years prior to 2010. This benefit is for a limited time period and is intended to cease after Mr. Benson's current employment agreement expires in 2015.

        Profit Sharing.    During 2012, the Committee approved a mechanism to make profit sharing contributions to employees. This mechanism gives the Committee discretion over which employees will receive contributions, the timing of the contributions and the contribution amounts. Generally, contributions are be made after appropriate financial performance is achieved. All contributions will be made through the DCP and will vest according to the participants' age. In an effort to use the profit sharing mechanism solely as a retirement benefit, there is no vesting for participants under age 56. Beginning at age 56, each profit sharing contribution vests 10 percent per year of age, with 100 percent vesting at age 65. There were no profit sharing contributions in fiscal year 2012.

        Other Benefits.    Eligible employees, including NEOs, participate in various other employee benefit plans, including medical and dental care plans; flexible spending accounts for health care and dependent care; life, accidental death and dismemberment and disability insurance; employee assistance programs; and vacation. Executives participate in the same benefit programs that are offered to other salaried employees.

        Perquisites (Reflected in the "All other compensation" column of the Summary Compensation Table).    With respect to non-insurance perquisites, we prefer to take a minimalist approach. With very few exceptions, executive non-insurance perquisites are limited to automobile allowances or assignment of a Company vehicle that includes reimbursement for fuel and maintenance expenses.

SECTION THREE—HOW EXECUTIVE PAY IS ESTABLISHED

        Our executive compensation philosophy is built around three objectives: supporting stockholder value creation through sustained financial performance, aligning the interests of executives with the interests of stockholders, and attracting and retaining highly motivated and talented executives.

        Our compensation philosophy generally results in the establishment of base pay rates that are at or near the 50th percentile of market for executives in similar positions. We compete against companies in many industries for executive talent. Because we believe that our most direct competitors for executive talent are not necessarily all of the companies that would be included in our benchmark peer group, we also rely upon general industry national survey data of companies which are a similar size to us based on revenue to establish market pay levels. This data was primarily gathered from surveys sponsored by Towers Watson Data Services and Mercer, two national compensation consulting firms. The Towers Watson Data Services Report on Top Management Compensation included data from 3,422 companies in a variety of industries, including construction materials. The Mercer US Global Premium Executive Remuneration Suite included data from 2,757 companies in approximately 52 major industry classifications, including construction materials. The Mercer and Towers Watson Data Services survey data were equally weighted. We typically do a full review every three years. The last full review was completed in early 2010 (using Mercer data and Towers Watson data from the 2009/2010 surveys). This data was aged forward by Mercer in January 2012, and included additional analysis to reflect changes in job roles.

        Outside of the benchmark group, the Committee was not aware of the identity of any of the companies in these surveys. For each reviewed position, our consultants blended benchmark group data with the broader surveys, equally weighting the benchmark group and broader published survey data. This blended data was used to benchmark base salaries, annual incentive and long-term incentive opportunities as well as total compensation.

        Annual bonus opportunities are performance based and we construct them to provide compensation to our executives, which (assuming target company performance is achieved) results in targeted annual total cash compensation at the 50th percentile of the benchmark and market data. We design our long-term incentive opportunities to track our long-term performance when compared to the performance of the general business market. If our performance is comparable to the general market, the long-term incentive opportunities are designed to reward executives at approximately the 50th percentile of benchmark long-term incentives. If our performance is better than market levels, the long-term incentives deliver proportionally more value to executives. Retirement and benefit systems and perquisites are designed to reward executives at the 50th percentile of the benchmark survey. This combination of factors results in total compensation packages that approximate the 50th percentile of the benchmark survey when target company performance is achieved.

Compensation Decisions

        General Process.    Our executive compensation decisions are the product of several factors, modified by judgment and discretion as necessary. The predominant factors include:

  •
  key financial measurements such as revenue, operating income, adjusted EBITDA, and cash flow;

  •
  strategic initiatives such as business restructuring, acquisitions, divestitures, joint ventures, and implementation of lean process improvements;

  •
  achievement of specific operational goals relating to the sphere of influence led by the executive;

  •
  compensation of other executives within the Company (to ensure internal equity); and

  •
  compensation in the external benchmark survey (from data generated by compensation consultants).

        Role of Compensation Committee.    All members of the Committee are independent directors, enabling them to be objective representatives of the stockholders. The Committee oversees the overall design, development and implementation of our compensation program. The Committee evaluates the performance of the CEO and determines CEO compensation consistent with the objectives of the compensation program. The Committee also approves all incentive compensation plans and approves or revises recommendations made by the CEO for compensation decisions affecting other executives. In addition, the Committee approves all bonuses, awards and grants under all incentive plans.

        Role of CEO.    Our CEO, assisted by our Human Resources department, is responsible for the implementation and administration of our compensation program throughout the organization. The CEO evaluates the performance of executives and, consistent with the objectives of the compensation program, meets regularly with the Committee and consultants to consider and recommend compensation programs, set and evaluate plan metrics, and make specific recommendations on the form and amount of compensation for NEOs.

        Role of Compensation Consultants.    The Committee retained Mercer, a wholly-owned subsidiary of Marsh USA Risk & Insurance Services Inc., to assist the Committee with its responsibilities related to the Company's executive compensation programs. Mercer's fees for executive compensation consulting to the Committee in fiscal year 2012 were $26,000. Mercer did not provide any other services to us in fiscal year 2012.

        In 2012, the Company continued our multi-year consulting relationship with another subsidiary of Marsh USA Risk & Insurance Services Inc. and an affiliate of Mercer, to provide insurance and risk management services unrelated to executive compensation. The aggregate annual fees paid for these other services were $784,422, not including commissions, financing fees, and miscellaneous other risk management fees. The selection of Marsh & McLennan to provide these other services was recommended by management. The Board is aware of the selection and the scope of services provided.

        Also in 2012, the Committee engaged Meridian Compensation Partners, LLC, which is an independent, national compensation consulting firm, to assist with responsibilities related to the Company's executive compensation programs. Meridian's fees for executive compensation consulting to the Committee in fiscal year 2012 were $13,000. Meridian did not provide any other services to us in fiscal year 2012.

        Because of the policies and procedures the Committee has in place with both Mercer and Meridian, the Committee is confident that the advice it receives from executive compensation consultants is objective and not influenced by the consultants' or their affiliates' relationships with the Company. These policies and procedures include:

  •
  The consultants receive no incentive or other compensation based on the fees charged to the Company for other services provided by the consultants or any of their affiliates;

  •
  The consultant is not responsible for selling other services to the Company;

  •
  The consultants' professional standards prohibit individual consultants from considering any other relationships the consulting firm and any of the consulting firms' affiliates may have with the Company in rendering his or her advice and recommendations;

  •
  The Committee has the sole authority to retain and terminate the executive compensation consultants;

  •
  The consultants have direct access to the Committee without management intervention;

  •
  The Committee evaluates the quality and objectivity of the services provided by each consultant each year and determines whether to continue to retain the consultants; and

  •
  The protocols for the engagement (described below) limit how the consultants may interact with management.

        While it is necessary for the consultants to interact with management to gather information, the Committee has adopted protocols governing if and when the consultants' advice and recommendations can be shared with management. These protocols are included in the consultants' engagement letters. The Committee also determines the appropriate forum for receiving consultant recommendations. Where appropriate, management invitees are present to provide context for the recommendations. From time to time the consultants meet privately with the Chair of the Committee to discuss executive compensation issues. This approach protects the Committee's ability to receive objective advice from the consultants so that the Committee may make independent decisions about executive pay at the Company.

        Management continued to use the services of a separate nationally recognized executive compensation consulting firm, Towers Watson, to provide another source of independent information about industry practices and market data.

Peer Group

        A key element in determining the type and amount of compensation is competitive pay data from the external talent market, which includes a peer group analysis.

        The Company is organized with two primary business units: Heavy Construction Materials and Light Building Products. The Heavy Construction Materials division is driven by our fly ash marketing, management and disposal business. This division accounts for more than 44% of our total revenue. The Light Building Products division includes siding accessories, architectural stone, block and brick, and specialty siding and roofing materials. This division accounts for more than 53% of our total revenue.

        As participants in these industries, we compete for executive talent with other construction materials and building products companies. Since fiscal year 2010, the Committee has used a peer group composed primarily of companies in the construction materials and building products industries of comparable size, level of complexity and scope of operations to Headwaters. Using information developed by internal sources and the Committee's compensation consulting firms, the peer group is custom-designed for the industries and relative size of Headwaters. The peer group is reviewed annually and may be adjusted in response to changing market dynamics. The general guidelines for peer selection are as follows:

Criteria	Peer Selection Process
Industry	Select companies from industries in which the Company does business
Executive Talent Source/Competition	Select companies that are likely to compete with us for executive talent
Revenue	Select companies that are generally 0.33X to 3.0X of our revenue
Market cap	Select companies that are generally 0.5X to 10.0X of our market cap

        The peer group consists of the following companies:

Company	GICS	Annual Revenue(1)	Market Cap(1)
American Woodmark	201020 (Building Products)	$533	$289
Associated Materials	201020 (Building Products)	$1,156	NA
Builders FirstSource	201020 (Building Products)	$976	$503
Eagle Materials Inc	151020 (Construction Mtls)	$649	$2,102
Fortune Brands	201020 (Building Products)	$3,519	$4,335
Gibralter Industries	201020 (Building Products)	$792	$396
Headwaters	151020 (Construction Mtls)	$633	$402
James Hardie	151020 (Construction Mtls)	$1,266	$3,978
Louisiana-Pacific	151050 (Forest Products)	$1,569	$1,880
Masco	201020 (Building Products)	$7,593	$5,251
Martin Marietta	151020 (Construction Mtls)	$1,955	$3,804
Owens Corning	201020 (Building Products)	$5,209	$4,534
Ply Gem	201020 (Building Products)	$1,095	NA
Simpson Manufacturing	201020 (Building Products)	$643	$1,383
Texas Industries Inc	151020 (Construction Mtls)	$657	$1,140
Trex	201020 (Building Products)	$313	$578
US Concrete Inc	151020 (Construction Mtls)	$565	$86
USG	201020 (Building Products)	$3,249	$2,357
Vulcan Materials	151020 (Construction Mtls)	$2,574	$6,130
Peer Median		$1,125	$1,991

(1)
In millions of dollars, as of September 30, 2012.

        In an effort to further validate the peer selections, Meridian (one of the compensation consultants) conducted a study and found a relatively high stock price correlation over a five-year period between the composite stock price and our stock price.

        The performance of our continuing operations compared to the peer companies is summarized in the table below. The comparison utilizes data from the trailing twelve months of publicly-released information as of September 30, 2012.

	Gross Margin(1)	Adjusted EBITDA Margin(2)	1 Yr Total Stockholder Return(3)	3 Yr Total Stockholder Return(3)	3 Yr Annualized EV Change(4)
Peer Average	18.2%	9.2%	72.8%	6.0%	7.8%
Headwaters	27.7%	14.3%	356.9%	19.4%	8.0%

(1)
Gross Margin is Net Sales minus Cost of Goods Sold, divided by Net Sales.

(2)
Adjusted EBITDA Margin is earnings before interest, taxes (as defined), depreciation, amortization, stock-based compensation and excluding non-recurring items (for example, impairments and restructuring costs), divided by Net Sales.

(3)
Total stockholder return is the annualized rate of return reflecting monthly price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends as of September 30, 2012.

(4)
Annualized Enterprise Value Change is the annualized movement in total enterprise value over the three-year period ended September 30, 2012.

        From an operating perspective, we are performing substantially better than our peers. Our gross margin and Adjusted EBITDA margin performance for the period were above the peer group median for both of those profit measures. Company performance in one-year total stockholder return, three-year total stockholder return, and annualized enterprise value change were also above the peer group median for each of those measures.

SECTION FOUR—2012 ACHIEVEMENTS OF NAMED EXECUTIVE OFFICERS AND 2012 COMPENSATION ACTIONS

        Significant NEO contributions and achievements were accomplished in 2012. The Committee took into account these achievements when making 2012 compensation decisions.

Achievements of Named Executive Officers

        Kirk A. Benson:    Mr. Benson serves as Chief Executive Officer and Chairman. Although we continued to face significant market challenges from the ongoing depression of the U.S. housing and construction markets, Mr. Benson led several key initiatives in fiscal year 2012 to respond to the external forces affecting the Company and to assure long-term Company viability. These included:

  •
  Continuing to manage the successful organizational restructuring and integration of key areas of the Company, which substantially reduced the Company's cost structure and significantly improved operating margins

  •
  Leading revenue and pricing initiatives that contributed to improved revenue

  •
  Leading the implementation of strategies to reduce the Company's debt levels in the short, medium, and long-term through divestiture of non-core assets and improving cash flow from operations

  •
  Leading a new safety initiative that contributed to the reduction of recordable incidents by 30% and lost time incidents by 45%

        Mr. Benson's performance was evaluated by the Board of Directors at the November 2012, Board meeting. Based on the significant performance of the business in fiscal year 2012, the directors determined that Mr. Benson achieved 100% of his objectives for the year.

        Donald P. Newman:    Mr. Newman continues to serve as our CFO. Significant accomplishments included:

  •
  Serving as a key member of the leadership team tasked with managing the successful organizational restructuring and integration of key areas of the Company, which substantially reduced the Company's cost structure

  •
  Contributing significantly to the Company's effort to sell non-core energy business assets

  •
  Continuing to execute a plan to significantly reduce working capital levels

  •
  Overseeing a key information technology project to standardize the Company's IT platform

        William H. Gehrmann, III:    Mr. Gehrmann continues to serve as the President of our Heavy Construction Materials division. Significant accomplishments included:

  •
  Overseeing the continued growth in revenues, operating income and EBITDA from CCP management and marketing

  •
  Continuing to lead the growth and development of power plant services

  •
  Managing the lobbying effort to achieve favorable EPA classification of fly ash

        Murphy K. Lents:    Mr. Lents continues to serve as the President of our Stone division. Significant accomplishments included:

  •
  Continuing to oversee significant restructuring and integration efforts within the Stone division, substantially reducing the division's cost structure

  •
  Developing and implementing the division's three-brand strategy to increase revenue and maximize operating efficiencies

  •
  Leading the reorganization and integration of the division's sales force to broaden and maximize the sales of all three stone brands

        David S. Ulmer:    Mr. Ulmer continues to serve as the President of our Siding division. Significant accomplishments included:

  •
  Continuing to oversee significant restructuring and integration efforts within the Siding division, substantially reducing the division's cost structure

  •
  Developing and implementing plans to increase division revenue, operating income and EBITDA

  •
  Providing division leadership to a key information technology project to standardize the Company's IT platform

2012 Compensation Actions

        The Committee approved the following compensation and awards for the NEOs after considering 2012 Company performance, accomplishments of the NEOs, market data and input from consultants and stockholder groups.

        Base Salary:    The following base salary adjustments were approved in 2012:

  •
  Kirk Benson's annual base salary was adjusted from $650,000 to $663,000 because Company performance improved dramatically and because his base salary had been unadjusted for the three previous years.

  •
  Donald P. Newman's annual base salary was adjusted from $300,000 to $307,500 to more closely align his salary with the market 50th percentile.

  •
  William. H. Gehrmann's annual base salary was adjusted from $285,000 to $293,550 to more closely align his salary with the market 50th percentile.

  •
  Murphy K. Lents' annual base salary was adjusted from $270,000 to $275,400 to more closely align his salary with the market 50th percentile.

  •
  David S. Ulmer's annual base salary was adjusted from $270,000 to $276,750 to more closely align his salary with the market 50th percentile.

        Annual Bonus:    In accordance with the terms of the short-term incentive plan, operating income was above threshold for all divisions except HTI. Thus, annual bonuses were approved according to the plan formula. A complete discussion of the process for determining the annual bonus amount is included in Section Two—Executive Compensation Details.

LTI Cash Performance Units:

  •
  CEO (Mr. Benson):    For fiscal year 2012, consolidated cash flow from all operations (including discontinued operations) was above the target set by the Committee. The original performance unit grant for Mr. Benson increased by a multiple of 1.43, resulting in moderate LTI delivery.

  •
  Corporate—non CEO (Mr. Newman):    For fiscal year 2012, consolidated cash flow from continuing operations was above the maximum target set by the Committee and the original performance unit grants for all participants in the Corporate arrangement (excluding Mr. Benson but including Mr. Newman) were doubled, resulting in significant LTI value delivery.

  •
  Heavy Construction Materials (Mr. Gehrmann):    During fiscal year 2012, the Heavy Construction Materials division reached the second payout milestone of 40% of its $350 million cumulative cash flow goal, resulting in a 10% payout of performance units.

  •
  Light Building Products (Messrs. Lents and Ulmer):    During fiscal year 2012, the Light Building Products division reached the first payout milestone of 20% of its $500 million cumulative cash flow goal, resulting in a 5% payout of performance units.

        A complete discussion of the process for determining cash performance unit grants is included in Section Two—Executive Compensation Details.

        Stock Appreciation Rights:    The Committee made the following SAR awards to NEOs at an exercise price of $1.85. A complete discussion of these awards is included in Section Two—Executive Compensation Details.

Named Executive Officer	Stock-Settled SARs	Cash-Settled SARs	Total SARs Granted
Kirk A. Benson, Chief Executive Officer	470,827	319,214	790,041
Donald P. Newman, Chief Financial Officer	130,788	88,673	219,641
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	105,904	71,801	177,705
Murphy K. Lents, President, Headwaters Stone Division	97,264	65,944	163,208
David S. Ulmer, President, Headwaters Siding Division	97,741	66,267	164,008

SECTION FIVE—EXECUTIVE COMPENSATION GOVERNANCE

        The Committee has adopted several policies to reflect best practices in executive compensation as detailed below.

Stock Ownership Guidelines

        In January 2004, the Committee adopted a stock ownership policy for senior level executives, including NEOs, setting forth minimum ownership requirements of Company common stock. The purpose of the requirement is to ensure that senior executives have financial interests that are directly aligned with stockholders. The table below sets forth the stock ownership guidelines for the NEOs.

        Executives are expected to make reasonable progress toward accumulation of the required shares. They are also aware that willingness to comply with these guidelines may affect eligibility for future equity grants. The NEOs have achieved various levels of compliance with this policy by accumulating stock through option exercises, restricted stock grants, purchase of stock through the Employee Stock Purchase Plan (ESPP) and open market transactions. The NEOs' compliance with these guidelines as of September 30, 2012 (calculated using shares held as of September 30, 2012 and the 2012 average closing stock price for the fiscal year) is as follows:

Name and Position	Stock Ownership Requirement	Stock Ownership Requirement Compliance
Kirk A. Benson, Chief Executive Officer	4X Annual Base Compensation	226%
Donald P. Newman, Chief Financial Officer	2X Annual Base Compensation	56%
William H. Gehrmann, III, President, Headwaters Heavy Construction Materials	2X Annual Base Compensation	42%
Murphy K. Lents, President, Headwaters Stone Division	2X Annual Base Compensation	35%
David S. Ulmer, President, Headwaters Siding Division	2X Annual Base Compensation	13%

        The Committee monitors the stock ownership compliance of the CEO, and the CEO monitors the compliance of the other NEOs. The level of stock ownership compliance for all NEOs improved during fiscal year 2012. The Board of Directors is also subject to stock ownership guidelines, as discussed in the section titled "Director Compensation—Director Stock Ownership Policy."

Agreements with Named Executive Officers

        Employment Agreements:    The Company has entered into employment agreements with certain NEOs that set certain aspects of compensation for those executives. The following summarizes employment agreement terms pertinent for fiscal year 2012 compensation for the NEOs who have or had employment agreements during fiscal year 2012.

  •
  Kirk A. Benson:  In 2012, we entered into an employment agreement covering Mr. Benson's employment over the three-year period commencing April 1, 2012 and ending March 31, 2015. The agreement sets Mr. Benson's annual base salary at $700,000. In light of economic conditions, Mr. Benson requested the Committee amend his employment agreement to adjust his salary to $663,000, rather than increase it to the $700,000 salary provided for in his contract.

  •
  Donald P. Newman:  In December 2010, we entered into an employment agreement covering Mr. Newman's employment for the three-year period commencing December 8, 2010 through December 8, 2013. The agreement sets Mr. Newman's annual base salary at $300,000, subject to adjustments at the discretion of the Committee under the Company's customary pay practices.

        Change-in-Control Agreements.    In 2006, the Committee approved Executive Change in Control Agreements with certain of our officers, including all of the NEOs except Mr. Newman and Mr. Ulmer. Messrs. Newman and Ulmer executed change in control agreements with the Company in 2011. Upon a change in control, as defined, the agreements provide for immediate vesting and exercisability of all outstanding stock-based awards and pro-rated vesting of cash-based awards not continued by a successor. In addition, if termination of employment occurs within a specified period of a change in control, the agreements provide for 1) severance pay equal to 1.5 or 2.0 times the sum of an officer's current annual salary plus either (i) the highest cash bonus paid or payable for any single year in the three-year period commencing two years prior to the year in which the change in control occurs, or (ii) the target annual bonus for the year in which the change in control occurs; and 2) continuance of health and other benefits and perquisites for either a one- or a two-year period following the change in control. During fiscal year 2011, the Company and each of the officers with the 2006 agreements agreed to eliminate the tax "gross-up" provision that was included in the original 2006 agreements. Further, the agreements with Messrs. Newman and Ulmer did not include a "gross-up" provision. The Committee also has established and maintained a practice of not entering into any new agreements that contain tax gross-up provisions.

Executive Compensation Recovery Policy

        During 2011, the Committee adopted an Executive Compensation Recovery Policy. Designed to comply with the requirements of the Dodd-Frank Act, the policy allows recovery of compensation in excess of what would have been paid to executive officers in the event of an accounting restatement.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to certain NEOs unless compensation is based on an individual's meeting pre-established performance goals determined by a compensation committee and approved by stockholders. For 2012, the annual bonuses (other than the discretionary bonuses) were designed to satisfy the requirements for deductible compensation.

Trading Restrictions

        As set forth in the Company's Statement of Company Policy as to Trades in the Company's Securities by Company Personnel and Confidential Information, neither employees in possession of material non-public information (often referred to as "insider information") nor any related persons may buy or sell Headwaters securities. This policy also includes other trading restrictions for directors, officers and employees. The complete policy is posted on our web site.

Compensation Program Risk Analysis

        The Committee has reviewed the Company's compensation policies and practices for our NEOs and has determined that our compensation programs are not reasonably likely to have a material adverse effect on our Company. At the conclusion of a fiscal year and the beginning of a new fiscal year, our Committee convenes in an extended annual meeting and receives compensation recommendations from management. These recommendations encompass both performance for the prior year and budgets, goals, and compensation targets for the coming year and include the advice of management and Committee compensation consultants. Then the Committee, together with all other Board members, receives written and oral presentations from each business unit of the Company over a two-day period. The prepared information is reviewed with the Committee and full Board who probe the accomplishments of the past year, as well as the strengths, weaknesses, risks, opportunities, challenges, and financial and non-financial goals for the new year. Having received this business information, the Committee reconvenes to certify prior year performance and resultant compensation and to establish compensation targets and business results to achieve those targets. Quarterly throughout the year, management provides the Committee with reports on progress towards the established goals so that the Committee can monitor the ongoing connection between business performance and compensation. Our compensation programs do not encourage excessive risk taking but reward achievement of short-term and long-term financial and strategic objectives through a balanced mix of compensation components not overly weighted towards the short term and through use of multiple performance factors with both Company-wide metrics and focused individual performance. In addition, our program design and compensation targets are bench marked to our peers with the expert assistance of Mercer and Towers Watson.

SECTION SIX—INTERACTION WITH STOCKHOLDERS AND STOCKHOLDER ADVISORY SERVICES

        Throughout fiscal year 2012, we continued to engage in an extensive effort to communicate with our stockholders. Over the course of the year, we engaged in 178 face-to-face meetings with investors. In addition, we conducted 105 conference calls with stockholders and had approximately 120 participants on quarterly earnings calls. In virtually every meeting or call, the topic of executive compensation was addressed.

        At the end of fiscal year 2012, we continued our ongoing dialogue with ISS. Topics covered during the call included peer selection, the Company's total stockholder return achievements for fiscal year 2012, executive compensation, the new CEO employment agreement, equity burn rate compliance and our efforts with respect to stockholder outreach.

        We are confident that our relationship with our stockholders continues to be strong and are committed to continue to reach out to stockholders and stockholder advisory services to explain the ongoing performance and the direction of the Company.

* * * * *

 Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2011 Annual Report on Form 10-K.

Compensation Committee
Blake O. Fisher, Jr., Chairman James A. Herickhoff Malyn K. Malquist

Summary Compensation Table

        The following sets forth the compensation of our Chief Executive Officer, our Chief Financial Officer and each of the three most highly compensated executive officers as of September 30, 2012. Unless otherwise noted, the amounts shown represent what was earned in the respective fiscal years.

SUMMARY COMPENSATION TABLE—FISCAL 2010, 2011 AND 2012

Name and principal position	Year	Salary ($)	Bonus(3) ($)	Stock awards(4) ($)	Option awards(4) ($)	Non-equity incentive plan compensation(5) ($)	Change in pension value and non-qualified deferred compensation earnings(6) ($)	All other compensation(7) ($)		Total ($)
Kirk A. Benson	2012	663,000	0	0	606,016	2,087,870	11,964	332,510	(8)	3,701,360
Chief Executive Officer	2011	650,000	4,000	343,552	330,259	365,060	6,937	304,876	(8)	2,004,684
	2010	650,000	568,473	183,899	540,530	0	2,260	291,078	(8)	2,236,240
Donald P. Newman(1)	2012	307,500	75,000	0	168,342	349,637	0	0		900,479
Chief Financial Officer	2011	244,110	100,000	98,775	96,300	0	0	101,531	(9)	640,716
William H. Gehrmann, III	2012	293,550	25,000	0	136,312	860,973	0	0		1,315,835
President, Heavy Construction	2011	285,000	4,000	76,524	73,565	49,569	0	0		488,658
Materials	2010	253,800	50,000	34,500	110,796	438,992	0	0		888,088
Murphy K. Lents(2)	2012	275,400	0	0	125,192	551,512	0	0		952,104
President, Headwaters Stone	2011	270,000	4,000	70,973	68,225	0	0	0		413,198
Division	2010	250,000	20,000	21,247	69,247	157,945	0	0		518,439
David S. Ulmer(2)	2012	276,750	30,000	0	125,805	511,106	0	0		943,661
President, Headwaters Siding	2011	270,000	4,000	0	37,291	0	0	0		311,291
Division	2010	235,000	15,000	13,023	38,283	86,340	0	14,439	(10)	402,085

(1)
Mr. Newman was appointed Chief Financial Officer on December 8, 2010, the date he was employed by Headwaters.

(2)
Messrs. Lents and Ulmer were appointed executive officers on March 13, 2012. They were employed in a non-executive capacity prior to that time.

(3)
All amounts shown in this column represent discretionary payments approved by our Compensation Committee. The amounts shown in this column for 2012 for Messrs. Newman and Gehrmann represent discretionary payments related to the successful sale of certain non-strategic assets. The $100,000 payment to Mr. Newman for 2011 represents the minimum amount contractually agreed to by Headwaters in Mr. Newman's employment agreement. The amounts shown in this column for 2010 include the following amounts approved after our successful debt refinancing was completed in October 2009: Mr. Benson—$300,000; Mr. Gehrmann—$30,000; and Mr. Lents—$20,000. Bonuses paid under terms of our Amended and Restated Short Term Incentive Bonus Plan approved by stockholders in 2008; the Long Term Incentive Compensation Plan approved by stockholders in 2005; and the 2010 Incentive Compensation Plan approved by stockholders in 2010, are shown in the column titled "Non-equity incentive plan compensation."

(4)
The amounts reflected above for stock awards and option awards (including cash-settled SAR awards in 2012 and 2011) represent the total grant date fair value of awards granted in the respective years. Reference is made to Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2012 for a detailed description of the material assumptions used in valuing stock-based awards.

(5)
The amounts in this column represent annual bonuses paid in connection with our Short Term Incentive Bonus Plan, plus long-term incentive cash payments under our two Incentive Compensation Plans, all of which have been approved by stockholders. For Mr. Benson, $759,510 in 2012 represents the annual bonus earned for that fiscal year. Also for Mr. Benson, $1,328,360 in 2012 and $365,060 in 2011 represent the amounts paid under a performance unit award granted in 2010 under the 2010 Incentive Compensation Plan, which award partially vested in 2011and partially vested in 2012. For Mr. Newman, $349,637 in 2012 represents the annual bonus earned for that fiscal year. For Mr. Gehrmann in 2012, $444,573 represents the annual bonus earned for that fiscal year and $416,400 represents the amount earned under a long-term incentive cash award granted in 2009 under the Long Term Incentive Compensation Plan. For Mr. Gehrmann in 2011, $49,569 represents the annual bonus earned for that fiscal year. For Mr. Gehrmann in 2010, $208,200 represents the amount earned under the long-term incentive cash award granted in 2009 and $230,792 represents the amount earned under another long-term incentive cash award granted in 2006 under the Long Term Incentive Compensation Plan. For Mr. Lents in 2012, $426,512 represents the annual bonus earned for that fiscal year and $125,000 represents the amount earned under a long-term incentive cash award granted in 2009 under the Long Term Incentive Compensation Plan. For Mr. Lents in 2010, $157,945 represents the annual bonus earned for that fiscal year. For Mr. Ulmer in 2012, $386,106 represents the annual bonus earned for that fiscal year and $125,000 represents the amount earned under a long-term incentive cash award granted in 2009 under the Long Term Incentive Compensation Plan. For Mr. Ulmer in 2010, $86,340 represents the annual bonus earned for that fiscal year.

(6)
The amounts in this column represent the "above market" interest earnings on Mr. Benson's supplemental retirement compensation. The "above market" amounts were calculated by subtracting the amount that would have been earned using 120% of the applicable federal long-term rate (AFR) as of the date the agreement was entered into with Mr. Benson (approximate 4.5% AFR), from the stipulated 7% interest earnings called for by the agreement.

(7)
No amounts are reported in other compensation if the total of such compensation is less than $10,000.

(8)
Other compensation for 2012 includes $279,013 of supplemental retirement compensation, $39,231 of "market-rate" interest on supplemental retirement compensation (not included in the "above market" interest described in note (6) above), $9,690 of matching deferred compensation contributions, $3,140 for financial planning services, and $1,436 of insurance premiums. Other compensation for 2011 includes $276,250 of supplemental retirement compensation, $22,746 of "market-rate" interest on supplemental retirement compensation, $4,012 for financial planning services, and $1,868 of insurance premiums. Other compensation for 2010 includes $276,250 of supplemental retirement compensation, $7,409 of "market-rate" interest on supplemental retirement compensation, $5,551 for financial planning services, and $1,868 of insurance premiums.

(9)
Consists of $100,000 paid to Mr. Newman upon his appointment as Chief Financial Officer in December 2010 and $1,531 of insurance premiums.

(10)
Consists of $12,928 of insurance premiums and $1,511 of vehicle-related perquisites.

Grants of Plan-Based Awards

        The following table sets forth information concerning plan-based awards granted during fiscal 2012 to the named executives. All awards were made from our 2010 Incentive Compensation Plan.

GRANTS OF PLAN-BASED AWARDS—FISCAL 2012

						All other option awards: number of securities underlying SARs(1) (#)
		Estimated future payouts under non-equity incentive plan awards			All other stock awards: number of shares of stock (#)
							Exercise or base price of SAR awards ($/Sh)	Grant date fair value of stock and SAR awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kirk A. Benson	November 5, 2011	154,976	619,905	1,239,810	0	790,041	1.85	606,016
Donald P. Newman	November 5, 2011	43,050	172,200	344,400	0	219,461	1.85	168,342
William H. Gehrmann, III	November 5, 2011				0	177,705	1.85	136,312
Murphy K. Lents	November 5, 2011				0	163,208	1.85	125,192
David S. Ulmer	November 5, 2011				0	164,008	1.85	125,805

(1)
The SAR awards consist of both stock-settled and cash-settled SARs, all of which have an exercise or base price of $1.85 per share. All of the SARs vest over three years, provided that the 60-day average stock price exceeded a threshold of 135% of the stock price on the date of grant ($2.50) prior to September 30, 2014, which requirement was met during 2012. The stock-settled SARs have a 10-year term and the cash-settled SARs have a 5-year term.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning outstanding equity awards for the named executives as of September 30, 2012.

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2012

	Option and SAR awards				Stock awards
Name	Number of securities underlying unexercised options / SARs (#) exercisable	Number of securities underlying unexercised options / SARs (#) unexercisable	Option / SAR exercise price ($)	Option / SAR expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Kirk A. Benson	175,000	0	15.48	July 8, 2013	30,057	(1)	197,775
	75,000	0	23.79	April 21, 2014
	195,144	0	13.57	September 30, 2017
	195,144	0	9.84	September 30, 2018
	195,144	0	4.60	September 30, 2019
	98,547	49,274	3.81	September 30, 2020
	156,942	313,885	1.85	September 30, 2021
	106,405	212,809	1.85	September 30, 2016
Donald P. Newman	24,667	12,333	4.39	September 30, 2020	7,500	(1)	49,350
	43,596	87,192	1.85	September 30, 2021
	29,558	59,115	1.85	September 30, 2016
William H. Gehrmann, III	10,000	0	16.97	November 12, 2012	6,695	(1)	44,053
	8,333	0	16.89	May 6, 2013
	9,350	0	23.79	April 21, 2014
	25,000	0	28.31	September 23, 2014
	32,813	0	13.57	September 30, 2017
	32,813	0	9.84	September 30, 2018
	40,000	0	4.60	September 30, 2019
	21,951	10,976	3.81	September 30, 2020
	35,301	70,603	1.85	September 30, 2021
	23,934	47,867	1.85	September 30, 2016
Murphy K. Lents	12,500	0	25.76	July 2, 2014	6,209	(1)	40,855
	25,000	0	28.31	September 23, 2014
	21,461	0	13.57	September 30, 2017
	21,461	0	9.84	September 30, 2018
	25,000	0	4.60	September 30, 2019
	20,358	10,179	3.81	September 30, 2020
	32,421	64,843	1.85	September 30, 2021
	21,981	43,963	1.85	September 30, 2016
David S. Ulmer	40,000	0	28.49	September 8, 2014
	13,821	0	13.57	September 30, 2017
	13,821	0	9.84	September 30, 2018
	13,821	0	4.60	September 30, 2019
	6,287	3,144	3.81	September 30, 2020
	6,287	3,144	3.81	September 30, 2015
	32,580	65,161	1.85	September 30, 2021
	22,089	44,178	1.85	September 30, 2016

(1)
Represents restricted stock which vests on September 30, 2013.

 Option Exercises and Stock Vested

        The following table sets forth information concerning fiscal 2012 option exercises and restricted stock that vested during fiscal 2012 for the named executives.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2012

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Kirk A. Benson	0	0	43,383	280,688
Donald P. Newman	0	0	7,500	48,525
William H. Gehrmann, III	0	0	9,195	59,492
Murphy K. Lents	0	0	7,748	50,130
David S. Ulmer	0	0	943	6,101

Nonqualified Deferred Compensation

        Our non-qualified deferred compensation plan (DCP) allows eligible employees to make tax-deferred contributions of up to 50% of their base compensation and 100% of their incentive compensation. All of the named executives are eligible to participate in the DCP. The DCP is funded through a grantor trust and trust-owned life insurance on plan participants. The DCP is intended to meet all applicable regulatory requirements, including Section 409A of the Internal Revenue Code. The DCP provides investment opportunities that closely mirror the investments that participants can choose for 401(k) plan contributions. In certain instances, we match employee contributions up to a designated maximum rate and these matching contributions vest after three years of plan eligibility. Due to economic conditions, we suspended any DCP match in January 2009. A match was reinstated beginning January 2012. The terms of participation in the DCP for the named executives are the same as for the other employees who have been approved by the Compensation Committee to participate.

        In 2010, we entered into an employment agreement with Mr. Benson that includes a provision for a supplemental retirement compensation arrangement. The arrangement calls for us to contribute six installments of 42.5% of base salary annually during the term of the agreement to an unfunded bookkeeping account. The account balance is further credited using a 7% annual interest rate, compounded annually. The allocations and interest will be paid to Mr. Benson in a single lump sum upon his termination of employment. These provisions were continued when we renegotiated the agreement with Mr. Benson for the three-year period commencing April 1, 2012 and ending March 31, 2015. This level of retirement compensation is intended to make up for retirement benefits not delivered by other compensation arrangements in years prior to 2010. This benefit is for a limited time period and is expected to cease after Mr. Benson's current employment agreement expires in 2015.

        The following table sets forth information concerning the named executives' participation in the DCP during fiscal 2012, along with Mr. Benson's supplemental retirement compensation arrangement.

 NONQUALIFIED DEFERRED COMPENSATION—FISCAL 2012

Name	Executive contributions in fiscal 2012(1) ($)	Registrant contributions in fiscal 2012(1) ($)	Aggregate earnings in fiscal 2012(2) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at September 30, 2012(3) ($)
Kirk A. Benson(4)	102,756	9,690	112,922	(53,499)	1,009,482
Kirk A. Benson(5)	0	279,013	51,195	0	922,060
Donald P. Newman	0	0	0	0	0
William H. Gehrmann, III	19,617	215	73,729	0	394,481
Murphy K. Lents	0	0	0	0	0
David S. Ulmer	0	0	0	0	0

(1)
All amounts reported as executive or registrant contributions are also included in the summary compensation table, either as salary or in other columns, as required.

(2)
With the exception of the stipulated earnings of $51,195 on Mr. Benson's supplemental retirement compensation arrangement, none of the amounts reported as aggregate earnings are included in the summary compensation table.

(3)
The amounts representing executive contributions, registrant contributions and stipulated earnings on Mr. Benson's supplemental retirement compensation arrangement in prior years have been included in prior years' compensation in the summary compensation table.

(4)
These amounts relate to Mr. Benson's participation in the DCP.

(5)
These amounts relate to Mr. Benson's supplemental retirement compensation arrangement.

Other Potential Post-Employment Payments

        As of September 30, 2012, there were two named executives with employment contracts that required severance or other post-employment payments: Messrs. Benson and Newman.

        In accordance with the terms of his employment agreement, upon termination of Mr. Benson's employment, we and Mr. Benson will enter into a consulting agreement requiring no more than 20% of Mr. Benson's time for a three-year period, for which Mr. Benson will receive annual remuneration of $300,000. If we terminate Mr. Benson's employment without cause or if Mr. Benson resigns all of his positions with us for good reason, such as a significant change in his responsibilities, he is entitled to termination benefits equal to 200% of 1) his annual base salary in effect when his employment terminates, plus 2) his target annual incentive bonus for the fiscal year in which the termination occurs. The preceding amount is payable over the 24-month period beginning 60 days following the date of termination. In the event of such termination, all of Mr. Benson's outstanding equity awards shall become vested and immediately exercisable and all awards granted subsequent to July 2012 shall remain exercisable for a period of five years following termination. Also, Mr. Benson will be paid a prorated bonus calculated under the provisions of the fiscal year's bonus arrangement then in effect. Finally, upon termination for any reason, Mr. Benson will receive the full amount in his supplemental retirement compensation account, described above. If Mr. Benson would have terminated employment on September 30, 2012 and all of the above described payments were to be made in accordance with the terms of his employment agreement, the cash payments would total $4,614,338.

        In accordance with the terms of Mr. Newman's employment agreement, if we terminate Mr. Newman's employment without cause or if Mr. Newman resigns all of his positions with us for good reason, such as a significant change in his responsibilities, he is entitled to termination benefits equal to 200% of 1) his annual base salary in effect when his employment terminates, plus 2) his target annual incentive bonus for the fiscal year in which the termination occurs. The preceding amount is payable over the 24-month period beginning 60 days following the date of termination. Also, Mr. Newman will be paid a prorated bonus calculated under the provisions of the fiscal year's bonus arrangement then in effect. If Mr. Newman would have terminated employment on September 30, 2012 and the above described payments were to be made in accordance with the terms of his employment agreement, the cash payments would total $1,348,192.

        The Compensation Committee has approved "Executive Change in Control Agreements" with certain of our officers, including all of the named executives. Upon a change in control, as defined, the agreements provide for immediate vesting and exercisability of all outstanding stock-based awards not continued by a successor. In addition, if termination of employment occurs within a specified period of a change in control, the agreements provide for i) severance pay equal to a stipulated multiple of the sum of the person's current annual salary plus a bonus component based on either past bonuses paid or the target bonus for the fiscal year in which the change in control occurs; and ii) continuance of health and other benefits and perquisites for a stipulated period following the change in control. Further, if any long-term cash awards are not continued, payment shall be made based on the pro-rated level of performance achieved as of the end of the most recently completed fiscal quarter. If terminations associated with a change in control would have occurred on September 30, 2012, the cash severance payments due to the applicable named executives (including amounts due under long-term cash awards) and the excess of the market value of stock-based awards above related exercise prices would have been as follows.

POTENTIAL CHANGE IN CONTROL PAYMENTS AS OF SEPTEMBER 30, 2012

Name	($)
Kirk A. Benson(1)	13,057,098
Donald P. Newman	3,401,444
William H. Gehrmann, III	3,366,421
Murphy K. Lents	2,475,740
David S. Ulmer	1,603,578

(1)
Includes $922,060 related to Mr. Benson's supplemental retirement compensation arrangement.

Summary Information about Incentive Compensation Plans

        As of September 30, 2009, we had four incentive compensation plans, three of which have been approved by stockholders. In 2010, our stockholders approved a new 2010 Incentive Compensation Plan (2010 ICP) and in connection with the approval of the 2010 ICP, we undertook to not issue any additional stock-based awards under any of our other existing incentive compensation plans. As of September 30, 2012, options, SARs and other awards for approximately 3,660,000 shares of common stock could be granted under the 2010 ICP; however, following the grants of equity-based awards made subsequent to September 30, 2012, approximately 3,200,000 shares were available for future grants under the 2010 ICP.

        We use newly issued shares to meet our obligations to issue stock when awards are exercised. The Compensation Committee, or in its absence, the full Board, administers and interprets all incentive compensation plans. This Committee is authorized to grant stock-based awards and other awards both under the plans and outside of any plan to eligible employees, officers, directors, and consultants. Terms of awards granted under the plans, including vesting requirements, are determined by the Committee and historically have varied significantly. Awards granted under the plans vest over periods ranging from zero to ten years, expire ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Incentive stock option grants must meet the requirements of the Internal Revenue Code.

        1995 Stock Option Plan.    A total of 2,400,000 shares of common stock are reserved for issuance under the 1995 Stock Option Plan, which expired in 2005. The 1995 Plan provided for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

        2002 Stock Incentive Plan.    In 2002, the Board of Directors adopted the 2002 Stock Incentive Plan. The number of shares reserved under the 2002 Plan is 1,500,000. NSOs, restricted stock, SARs and stock units could be granted under the 2002 Plan. ISOs could not be granted under the 2002 Plan, which expired in 2012.

        2003 Stock Incentive Plan.    In 2003, the Board of Directors adopted the 2003 Stock Incentive Plan. The 2003 Plan was approved by stockholders at the 2003 annual meeting. In January 2004, the Board of Directors approved Amendment No. 1 to the 2003 Plan, which increased the number of shares available for award grants to 2,500,000. Amendment No. 1 to the 2003 Plan was approved by stockholders at the 2004 annual meeting. ISOs, NSOs, restricted stock, SARs and stock units could be granted under the 2003 Plan, which expires in 2013.

        Long Term Incentive Compensation Plan.    In 2005, the Board of Directors adopted the Long Term Incentive Compensation Plan (LTIP). The LTIP was approved by stockholders at the 2005 annual meeting. In December 2008, the Board of Directors approved amendments to the LTIP, including an increase in the number of shares available for award grants to 2,200,000. The LTIP amendments were approved by stockholders at the 2009 annual meeting. The LTIP authorizes the grant of several types of awards, including ISOs, NSOs, SARs, restricted stock and restricted stock unit awards, performance stock and performance unit awards, unrestricted stock awards, cash awards and other performance awards. Most awards under the LTIP are subject to a minimum service vesting requirement of at least three years. There are also annual limits on certain types of awards and on the number of awards that can be granted to a single participant in any calendar year. The LTIP expires in March 2015.

        2010 Incentive Compensation Plan.    In December 2009, the Board of Directors adopted, subject to stockholder approval, the 2010 ICP, which was approved by stockholders at the 2010 annual meeting. The 2010 ICP authorized the issuance of up to 2,500,000 shares of common stock for stock-based incentives, as well as certain cash incentives, as determined by the Compensation Committee. In December 2011, the Board of Directors approved, subject to stockholder approval, an increase of 2,700,000 in the number of shares available for issuance under the 2010 ICP, from 2,500,000 shares to 5,200,000 shares, which was approved by stockholders at the 2012 annual meeting. The 2010 ICP authorizes the grant of several types of awards, including ISOs, NSOs, SARs, restricted stock and restricted stock unit awards, performance stock and performance unit awards, unrestricted stock awards, cash awards and other performance awards. The Committee has discretionary authority to establish minimum vesting requirements. There are also annual limits on certain types of awards and on the number of awards that can be granted to a single participant in any calendar year. The 2010 ICP expires in December 2019.

        Other Options.    In addition to options granted under the above-described plans, we have periodically granted options for the purchase of common stock to employees, officers, directors and consultants outside those plans that were not qualified as ISOs for tax purposes. There were no such option grants during fiscal 2012.

        Stockholder Approval of Equity Compensation Plans.    The following table presents information as of September 30, 2012 about our common stock that may be issued upon the exercise of options, SARs and other equity-based awards granted to employees, consultants or members of the Board of Directors under all of our existing incentive compensation plans and individual arrangements. As described above, we have five incentive compensation plans under which options and other awards have been or could be granted. We have also issued options not covered by any plan. The 1995 Plan, the 2003 Plan, the LTIP and the 2010 ICP have been approved by stockholders. The 2002 Plan has not been approved by stockholders. The amounts included in the caption "not approved by stockholders" in the table below represent amounts applicable under the 2002 Plan plus all awards granted outside of any plan.

(shares in thousands)
Plan Category	Maximum shares to be issued upon exercise of options and other awards	Weighted-average exercise price of outstanding options and other awards	Shares remaining available for future issuance under existing equity compensation plans (excluding shares reflected in the first column)
Plans approved by stockholders	4,786	$10.11	3,660
Plans not approved by stockholders	639	14.79	0

Total	5,425	$10.66	3,660

        No Loans for Option Exercises.    It is our policy to not make loans to employees or officers for the purpose of paying for the exercise of stock options.

2000 Employee Stock Purchase Plan

        The Board approved the 2000 Employee Stock Purchase Plan (ESPP) to provide eligible employees with an opportunity to increase their proprietary interest in Headwaters by purchasing common stock on favorable terms and to pay for such purchases through payroll deductions. The ESPP, including all subsequent material amendments, has been approved by stockholders. A total of 4,250,000 shares of common stock have been reserved for issuance under the ESPP, and approximately 2,546,000 shares remain available for future issuance as of September 30, 2012. In accordance with terms of the ESPP, participating employees purchase shares of stock directly from us, which shares, until 2010, were made available from treasury shares which were purchased on the open market. During 2010, we began issuing newly-issued shares to meet our commitment under the ESPP. The ESPP is intended to comply with section 423 of the Internal Revenue Code, but is not subject to the requirements of ERISA. Employees purchase stock through payroll deductions of 1% to 10% of cash compensation, subject to certain limitations. The stock is purchased in a series of quarterly offerings. The cost per share to the employee is 85% of the fair market value at the end of each quarterly offering period.

Incentive Bonus Plan

        The Incentive Bonus Plan (IBP), the specifics of which are approved annually by the Compensation Committee, provides for annual cash bonuses to be paid if we accomplish certain financial goals and if participating employees meet individual goals. Under the terms of the IBP, annual cash awards can be earned by participants selected by the Compensation Committee who are employed at the end of the fiscal year, provided our goals and the participant's individual goals are met or exceeded. Participants in the IBP are selected based on their roles and responsibilities.

 Long-Term Incentive Cash Awards

        Long-Term Incentive Cash Bonus Awards.    In 2006, the Compensation Committee authorized the grant of long-term incentive cash bonus awards to certain officers and employees, including Messrs. Benson, Gehrmann, Lents and Ulmer, which awards were granted under the LTIP. In accordance with terms of the awards, cash payments were required to be made at the end of and after the end of the three-year performance period ended on September 30, 2008. Cash payments were based on several factors, including 1) individual performance under the incentive bonus plan applicable to the individual, and 2) the achievement of stipulated financial goals as measured by economic value added, or EVA, over a three-year period.

        Payments for these awards could not exceed $30,000,000 in the aggregate; however, based on results achieved during the three-year performance period, the total payouts under the awards aggregated only approximately $2,800,000, all of which has been paid as of September 30, 2012. Only 50% of the earned payouts were paid at the end of fiscal 2008, the end of the three-year performance period. The remaining 50% were required to be paid in equal installments at the end of fiscal 2009 and fiscal 2010 provided the individuals were then current employees. Mr. Gehrmann earned $230,792 in 2010 under this incentive program. No other named executive earned any cash payment for any period under the 2006 grants.

        Cash Performance Unit Awards.    In 2009, the Compensation Committee approved grants of performance unit awards to certain officers and employees, including all of the named executives except for Mr. Newman, which awards were granted under the LTIP. The awards were to be settled in cash, based on the achievement of goals tied to cumulative divisional cash flow generated subsequent to September 30, 2008 and prior to September 30, 2028, at which time the awards were to expire, if not forfeited earlier. These awards replaced all existing long-term cash-based awards, except for the 2006 awards described above. For these awards, cash flow is generally defined as operating income plus depreciation, amortization and asset impairments, reduced by capital expenditures. Payments vest according to a predetermined schedule as cash flow accumulates over time.

        In 2010, the Committee terminated the performance unit awards for all participants in the corporate business unit, including Mr. Benson, and assigned a five-year performance period ending September 30, 2013 to the cash flow goals, aggregating $850,000,000, for the remaining participating business units. Through September 30, 2012, the remaining business units had generated approximately $319,200,000 of cash flow and incurred approximately $4,000,000 of expense for these awards, including approximately $3,300,000 which was accrued and unpaid as of September 30, 2012. Mr. Gehrmann earned $208,200 and $416,400 in 2010 and 2012, respectively, and Messrs. Lents and Ulmer both earned $125,000 in 2012 under these awards. Effective October 1, 2012, certain additional business units, including the business units employing Messrs. Lents and Ulmer, ended their participation in these performance unit awards. Based upon performance criteria expected to be achieved by the remaining participating business units prior to September 30, 2013, the maximum additional expense yet to be recognized under the amended performance unit awards as of September 30, 2012 is approximately $1,400,000.

        Also in 2010, in accordance with terms of the 2010 ICP, the Committee approved grants of performance unit awards to certain officers and employees in the corporate business unit, including Mr. Benson, to be settled in cash, based on the achievement of goals related to consolidated cash flow generated in the second half of fiscal 2010. For purposes of these awards, cash flow is generally defined as operating income plus depreciation, amortization, asset impairments and Section 45 tax credits, reduced by capital expenditures. The awards were calculated using a target compensation amount for each participant and were adjusted, subject to prescribed limitations, based on the actual consolidated cash flow generated during the six-month performance period ended September 30, 2010, using a threshold/target/maximum adjustment structure. The actual cash flow generated during the performance period exceeded the maximum level, and the awards provided for 50% vesting as of September 30, 2011 and 50% vesting as of September 30, 2012, provided the participant was still employed on the vest dates. Prior to settlement in cash, the awards were further adjusted using our average stock price for the 60 days immediately preceding each vest date.

        In 2011, we reversed approximately $1,100,000 of previously recognized expense for the 2010 performance unit awards due to a decrease in our average 60-day stock price from September 30, 2010 to September 30, 2011. In 2012, we recorded approximately $1,700,000 of expense due to an increase in our average 60-day stock price between September 30, 2011 and September 30, 2012. In 2011 and 2012, Mr. Benson earned $365,060 and $1,328,360, respectively, related to the 2010 awards.

        In 2011, in accordance with terms of the 2010 ICP, the Committee approved grants of performance unit awards to participants in the corporate business unit, including Messrs. Benson and Newman, related to consolidated cash flow generated during 2011. The terms of the 2011 awards are similar to those described above for 2010 except that the awards were not further adjusted for stock price changes after September 30, 2011. Because the actual consolidated cash flow generated during 2011 was below the threshold, these awards did not vest and no liability has been recorded. In 2012, the Committee approved grants to participants in the corporate business unit, including Messrs. Benson and Newman, related to consolidated cash flow generated during 2012, again with terms similar to those described above for 2011. As of September 30, 2012, approximately $9,600,000 of expense has been recorded for the 2012 grants. The estimated grant-date threshold, target, and maximum payouts for Messrs. Benson and Newman are reflected in the section above titled Grants of Plan-Based Awards.

        Subsequent to September 30, 2012, the Committee approved grants of performance unit awards to participants in certain business units related to consolidated cash flow generated during 2013, again with terms similar to those described above for 2011 and 2012.

        Cash-Settled SAR Grants.    In 2011, the Committee approved grants to certain employees, including Mr. Ulmer, of approximately 400,000 cash-settled SARs, most of which remain outstanding as of September 30, 2012. Mr. Ulmer received 9,431 of these SARs. These SARs vest in annual installments through September 30, 2013, provided the participant is still employed at the respective vest dates, and are settled in cash upon exercise by the employee. The SARs terminate on September 30, 2015 and must be exercised on or before that date. As of September 30, 2012, approximately $800,000 has been accrued for these awards because the stock price at September 30, 2012 was above the grant-date stock price of $3.81. Future changes in our stock price in any amount beyond $3.81 through September 30, 2015 will result in adjustment to the expected remaining liability, which adjustment (whether positive or negative) will be reflected in our statement of operations each quarter.

        In 2012, the Committee approved grants to certain officers and employees, including all of the named executives, of approximately 1,000,000 cash-settled SARs, with terms similar to those described above, except that these SARs could not vest until and unless the 60-day average stock price exceeded approximately 135% of the stock price on the date of grant (or $2.50), which threshold must occur prior to September 30, 2014. The 60-day average stock price exceeded the required threshold during the March 2012 quarter and approximately $2,800,000 has been accrued for these awards as of September 30, 2012. Changes in our stock price in any amount beyond the grant-date stock price of $1.85 through September 30, 2016 will result in adjustment to the expected remaining liability, which adjustment (whether positive or negative) will be reflected in our statement of operations each quarter. The grant-date fair values of the 2012 cash-settled SAR grants to the named executives are reflected in the section above titled Grants of Plan-Based Awards.

 DIRECTOR COMPENSATION

        In 2012, we paid our non-employee directors an annual cash retainer and made contributions on behalf of each non-employee director to a new Director Deferred Compensation Plan (DDCP). We also pay members of the Board an additional cash retainer for any additional responsibilities associated with service on Board committees, as described below. We reimburse directors for out-of-pocket expenses they incur when attending meetings of the Board. Salaried executives who serve as directors are not paid for their services as directors and accordingly, Kirk A. Benson is not included in the director compensation table below.

        All outside directors are entitled to base annual cash compensation of $50,000, which we pay quarterly. The following additional annual compensation is also paid, in quarterly installments: Vice Chair of the Board—$25,000; chairs of the audit and compensation committees—$20,000; other members of the audit and compensation committees—$10,000; chair of the nominating and corporate governance committee—$10,000; and other members of the nominating and corporate governance committee—$5,000.

        The following table sets forth the compensation we paid our non-employee directors in 2012. Unless otherwise noted, the amounts shown represent what was earned in fiscal 2012.

DIRECTOR COMPENSATION TABLE—FISCAL 2012

Name	Fees earned or paid in cash ($)	Change in pension value and non-qualified deferred compensation earnings(1) ($)	All other compensation(2) ($)	Total ($)
R Sam Christensen	70,000	1,487	60,000	131,487
William S. Dickinson	60,000	2,956	60,000	122,956
Blake O. Fisher, Jr.	80,000	10,034	60,000	150,034
E. J. "Jake" Garn	65,000	1	60,000	125,001
Grant E. Gustafson	41,250	10,034	60,000	111,284
James A. Herickhoff	90,000	1,310	60,000	151,310
Malyn K. Malquist	70,000	1,421	60,000	131,421
Raymond J. Weller	50,000	10,034	60,000	120,034

(1)
Represents earnings on Company contributions to the new DDCP.

(2)
Represents Company contributions to the new DDCP.

        In January 2012, the Board of Directors approved a new deferred compensation plan for our non-employee directors (DDCP). The DDCP is a nonqualified plan that allows us and eligible directors to make tax-deferred contributions of certain cash compensation. During 2012, we contributed $60,000 for each director into the DCPP. The directors choose from various options how the deferred compensation is to be invested. One of the investment options is our common stock. When an eligible director chooses our stock as an investment option, we purchase the common stock in accordance with the director's request and hold the shares until such time as the deferred compensation obligation becomes payable, normally when the director retires from the Board. At such time, the shares held by us will be distributed to the director in satisfaction of the obligation.

 Outstanding Stock Awards

        The following table sets forth outstanding options and restricted stock units as of September 30, 2012, all of which were awarded in years prior to 2012 and all of which are fully vested.

DIRECTOR OUTSTANDING STOCK AWARDS AS OF SEPTEMBER 30, 2012

Name	Options (#)	Restricted stock units (#)
R Sam Christensen	72,000	38,035
William S. Dickinson	72,000	38,035
Blake O. Fisher, Jr.	48,000	38,035
E. J. "Jake" Garn	48,000	38,035
Grant E. Gustafson	0	0
James A. Herickhoff	48,000	38,035
Malyn K. Malquist	72,000	38,035
Raymond J. Weller	48,000	40,535

Director Stock Ownership Policy

        The Board has adopted a stock ownership policy for directors, setting forth minimum ownership requirements for Company common stock. The purpose of the requirement is to ensure that directors have financial interests that are directly aligned with stockholders. The current stock ownership requirement is that directors have stock valued at four times their base annual cash compensation, or $200,000. For purposes of this requirement, stock held at the end of the fiscal year, including Headwaters stock in the DDCP held on behalf of directors, is valued using the price paid on acquisition date. For restricted stock units, the market price on date of grant is used. As of September 30, 2012, all directors except Mr. Gustafson, who joined the Board on January 1, 2012, were in compliance with the ownership requirement. As of September 30, 2012, the total number of shares owned by each director, including stock in the DDCP and vested restricted stock units, was as follows.

Name	Shares of Stock Owned
R Sam Christensen	58,035
William S. Dickinson	42,255
Blake O. Fisher, Jr.	49,639
E. J. "Jake" Garn	38,035
Grant E. Gustafson	7,604
James A. Herickhoff	49,835
Malyn K. Malquist	54,035
Raymond J. Weller	164,095

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth certain information as of December 31, 2012 regarding the beneficial ownership of our common stock, for:

  •
  each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our common stock;

  •
  each director;

  •
  each named executive; and

  •
  all directors and executive officers as a group.

        We relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and 13G and Forms 3, 4 and 5. As of December 31, 2012 there were 72,860,300 shares of common stock outstanding. As of that date, there were options to purchase 1,110,471 shares of common stock, and there were 4,087,038 stock-settled SARs and 268,745 restricted stock units outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
5% Stockholders:
Matthew J. Fitzgerald, Attorney-in-Fact BlackRock, Inc.(3)	4,930,422		6.8%
40 East 52nd Street New York, NY 10022
Christopher Crossan, Global Chief Compliance Officer, Dimensional Fund Advisors LP(4)	3,779,424		5.2%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Directors:
Kirk A. Benson	2,556,667	(5)	3.5%
Raymond J. Weller	214,970	(6)	*
R Sam Christensen	130,035	(7)	*
Malyn K. Malquist	126,035	(8)	*
William S. Dickinson	114,830	(9)	*
Blake O. Fisher, Jr.	100,514	(10)	*
James A. Herickhoff	97,835	(11)	*
E. J. "Jake" Garn	86,035	(12)	*
Grant E. Gustafson	10,479	(13)	*
Sylvia Summers	0		0%
Executive Officers:
William H. Gehrmann, III	269,769	(14)	*
Murphy K. Lents	207,311	(15)	*
Donald P. Newman	159,065	(16)	*
David S. Ulmer	138,537	(17)	*
All directors and executive officers as a group (17 persons)	4,710,116	(18)	6.2%

*
Less than 1%

(1)
The address of each director and officer is c/o Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095.

(2)
The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from December 31, 2012, and the total outstanding shares used to calculate each beneficial owner's percentage includes such shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of December 31, 2012.

(3)
Based on the statements on Schedule 13G filed with the SEC on February 10, 2012, BlackRock, Inc. has sole voting power over 4,930,422 shares and sole dispositive power over 4,930,422 shares.

(4)
Based on the statements on Schedule 13G filed with the SEC on February 14, 2012, Dimensional Fund Advisors LP has sole voting power over 3,647,178 shares and sole dispositive power over 3,779,424 shares.

(5)
Consists of 1,465,746 shares owned by Mr. Benson, options to purchase 250,000 shares held by Mr. Benson exercisable within 60 days of December 31, 2012, and 840,921 SARs exercisable within 60 days of December 31, 2012.

(6)
Consists of 115,956 shares owned by Mr. Weller, options to purchase 48,000 shares held by Mr. Weller exercisable within 60 days of December 31, 2012, vested restricted stock units for 40,535 shares obtainable upon termination, and 10,479 shares held on behalf of Mr. Weller in the DDCP.

(7)
Consists of 20,000 shares owned by a limited liability company, of which Mr. Christensen is the Managing Member and a Trustee of the majority owner and controlling member, options to purchase 72,000 shares held by Mr. Christensen exercisable within 60 days of December 31, 2012, and vested restricted stock units for 38,035 shares obtainable upon termination.

(8)
Consists of 16,000 shares owned by Mr. Malquist, options to purchase 72,000 shares held by Mr. Malquist exercisable within 60 days of December 31, 2012, and vested restricted stock units for 38,035 shares obtainable upon termination.

(9)
Consists of 2,700 shares owned by Mr. Dickinson, options to purchase 72,000 shares held by Mr. Dickinson exercisable within 60 days of December 31, 2012, vested restricted stock units for 38,035 shares obtainable upon termination, and 2,095 shares held on behalf of Mr. Dickinson in the DDCP.

(10)
Consists of 4,000 shares owned by Mr. Fisher, options to purchase 48,000 shares held by Mr. Fisher exercisable within 60 days of December 31, 2012, vested restricted stock units for 38,035 shares obtainable upon termination, and 10,479 shares held on behalf of Mr. Fisher in the DDCP.

(11)
Consists of 11,800 shares owned by Mr. Herickhoff, options to purchase 48,000 shares held by Mr. Herickhoff exercisable within 60 days of December 31, 2012, and vested restricted stock units for 38,035 shares obtainable upon termination.

(12)
Consists of options to purchase 48,000 shares held by Mr. Garn exercisable within 60 days of December 31, 2012 and vested restricted stock units for 38,035 shares obtainable upon termination.

(13)
Consists of 10,479 shares held on behalf of Mr. Gustafson in the DDCP.

(14)
Consists of 64,209 shares owned by Mr. Gehrmann, options to purchase 42,683 shares held by Mr. Gehrmann exercisable within 60 days of December 31, 2012, and 162,877 SARs exercisable within 60 days of December 31, 2012.

(15)
Consists of 49,111 shares owned by Mr. Lents, options to purchase 37,500 shares held by Mr. Lents exercisable within 60 days of December 31, 2012, and 120,700 SARs exercisable within 60 days of December 31, 2012.

(16)
Consists of 90,804 shares owned by Mr. Newman and 68,261 SARs exercisable within 60 days of December 31, 2012.

(17)
Consists of 18,206 shares owned by Mr. Ulmer, options to purchase 40,000 shares held by Mr. Ulmer exercisable within 60 days of December 31, 2012, and 80,331 SARs exercisable within 60 days of December 31, 2012.

(18)
Consists of 2,002,605 shares issued and outstanding, options to purchase 839,394 shares exercisable within 60 days of December 31, 2012, 1,565,840 SARs exercisable within 60 days of December 31, 2012, vested restricted stock units for 268,745 shares obtainable upon termination of certain directors, and 33,532 shares held on behalf of certain directors in the DDCP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us with respect to fiscal 2012 and on representations that no other reports were required, we believe that during the 2012 fiscal year all applicable Section 16(a) filing requirements were met, except that for Messrs. Dickinson, Fisher, Gustafson, and Weller, one Form 4 report was filed outside the two-day reporting timeframe. The late-filed Form 4 reports related to the purchase of stock for directors participating in the recently approved DDCP.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Transactions with Management and Others

        We maintain policies and procedures relating to the review, approval or ratification of transactions in which we and our subsidiaries are a participant and in which any of our directors, executive officers, major stockholders or their family members have a direct or indirect material interest. We refer to these individuals and entities in this proxy statement as related persons or related parties. Our Code of Ethics and Business Conduct, which is available on our website at www.headwaters.com, prohibits our employees, including our executive officers, from engaging in specified activities without prior approval. These activities typically relate to conflict of interest situations where an employee may have significant financial or business interests in another company competing with or doing business with us, or who stands to benefit in some way from such a relationship or activity.

        Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our General Counsel of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible and we gather information regarding possible related party transactions throughout the year.

        Our Board of Directors has responsibility for reviewing and approving or ratifying related person transactions as defined under SEC regulations to the extent not delegated to another committee of the Board. In addition, the Board annually determines the independence of directors based on a review by the directors and the Nominating and Governance Committee as described under "Corporate Governance—Board Leadership Structure and Independence" above. The Compensation Committee reviews and approves compensation arrangements for the executive officers and directors.

        We believe that these policies and procedures collectively assure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified. Each of the transactions disclosed below has been reviewed and approved or ratified by our Board of Directors and we believe that the terms of each of these transactions are no less favorable to us than we could obtain from an unaffiliated party.

Transactions with Related Persons

        Insurance Benefits.    We purchase certain insurance benefits for our employees from various insurance companies where Wansutter Employee Benefits LLC acts as broker and Mr. Weller, a director, is a principal. Providers of insurance services to us paid Wansutter commissions totaling approximately $163,000 in fiscal 2010, $142,000 in fiscal 2011 and $141,000 in fiscal 2012.

        Southwest Concrete Products (SCP).    SCP, one of our subsidiaries, obtains a majority of its transportation through Statewide Transportation Service L.P., a company for which two of the principals are related to Mr. Whisnant, an officer of SCP. Costs incurred were approximately $5,517,000 in fiscal 2010, $5,425,000 in fiscal 2011 and $5,798,000 in fiscal 2012.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Our directors hold office until the end of their respective terms or until their successors have been duly elected and qualified. Our executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

        The Board of Directors is divided into three classes, currently comprised of four Class I directors whose terms will expire at the 2013 annual meeting, one of whom is retiring from the Board effective as of the annual meeting and three directors who are standing for election at the annual meeting; three Class II directors, one of whom is retiring from the Board effective as of the annual meeting and two directors whose terms will expire at the 2014 annual meeting; and three Class III directors, whose terms will expire at the 2015 annual meeting.

Nominees for Election as Directors

        At the time of the annual meeting, the Board will consist of ten directors: Kirk A. Benson, R Sam Christensen, William S. Dickinson, Blake O. Fisher, Jr., E. J. "Jake" Garn, Grant E. Gustafson, James A. Herickhoff, Malyn K. Malquist, Sylvia Summers and Raymond J. Weller. At the annual meeting, the stockholders will elect three Class I directors to serve until the 2016 annual meeting, or until their successors are duly elected and qualified.

        The Board proposes that the three individuals listed below as Class I nominees (each a current Class I director) be elected as Class I directors. The nominees have consented to serve if elected to the Board. In the event that one or more of the nominees is unable to serve as director at the time of the annual meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted FOR such substitute nominee(s) as shall be designated by the Board to fill the vacancy or vacancies.

        The names of the Class I nominees, together with certain information about them, are set forth below:

Name	Age	Position with Headwaters	Director Since
R Sam Christensen	64	Director	2003
Malyn K. Malquist	60	Director	2003
Sylvia Summers	59	Director	2013

        R Sam Christensen has served as a Director of Headwaters since January 2003. Since 1996, Mr. Christensen has spent the majority of his time managing BBV, LLC and Black Bear Ventures, LLC, both of which are private investment firms, and evaluating new business opportunities. Prior to 1996, Mr. Christensen was Chairman and majority owner of Richmond Holdings, Inc., a privately-held corporation engaged in developing, designing, manufacturing and selling flexible packaging materials and static control devices worldwide to the electronics and pharmaceutical industries. Richmond Holdings, Inc. was subsequently sold to a publicly-traded firm in 1996. Mr. Christensen began his career as an auditor with the firm of Touche Ross & Co. where, he spent nearly ten years. His final assignment, before resigning, was managing their Salt Lake City office and its audit and tax practice. Mr. Christensen earned a B.S. degree in Accounting from Brigham Young University in 1972.

        Experience, Qualifications, Attributes, and Skills:    Mr. Christensen brings executive, financial, and operational experience to the Headwaters Board and its Audit Committee. Mr. Christensen's accounting education, audit practice with Touche Ross & Co., and executive and financial business leadership experience allow him to help the Board understand the Company's financial results and supervise the relationship with the Company's independent auditors as Chairman of the Audit Committee. Mr. Christensen's experience in evaluating business opportunities and in directing investments, acquisitions, and divestitures help provide the Board with resources to assess new products and businesses as Headwaters implements its growth strategy.

        Malyn K. Malquist has served as a Director of Headwaters since January 2003. Mr. Malquist worked for Avista Corp., an energy utility in the Pacific Northwest, from September 2002 through March 2009, and served as the Chief Financial Officer for almost six years. Mr. Malquist continues to provide consulting services for Avista Corp. Mr. Malquist has 30 years of experience in the utility industry, many of which were in financial leadership positions. Mr. Malquist worked for the Truckee Meadows Water Authority from February 2001 until September 2002, serving as its General Manager. Mr. Malquist was CEO of Data Engines, a high tech start-up company from May 2000 through October 2000. Mr. Malquist was employed by Sierra Pacific Resources from 1994 through April 2000, initially as its Chief Financial Officer, and later as President, CEO and board member. Mr. Malquist worked for San Diego Gas and Electric from 1978 through 1994 in a variety of financial positions, including Vice President—Finance and Treasurer. Mr. Malquist became a director of TC Pipelines LP in 2011 and currently serves as chairman of the Audit Committee of that company. Mr. Malquist received BA and MBA degrees from Brigham Young University.

        Experience, Qualifications, Attributes, and Skills:    Mr. Malquist has extensive experience serving in financial and other executive leadership positions of public companies, including two positions as a chief financial officer. Mr. Malquist also brings knowledge to the Board of utility electric power generation, an important industry to Headwaters' business. Mr. Malquist understands and has participated in public debt and equity capital markets over his career and helps our Board assess capital needs and strategy.

        Sylvia Summers has served as a Director of Headwaters since January 2013. Ms. Summers has worked in the high tech industry for 35 years, where she held a variety of management positions in research and development, operations and marketing, residing both in Europe and the U.S. and managing large teams in Asia, in particular Greater China and Japan. For the last 18 years, she has been in charge of large operations for such companies as Cisco, Spansion and Trident Microsystems. During the past 12 years, Ms. Summers has served on the Boards of four U.S. public companies where she was a member of various audit, compensation, governance and mergers and acquisitions committees. Ms. Summers has dual French and U.S. citizenship and is fluent in French and English. Ms. Summers received a BS degree in electrical engineering from Ecole Polytechnique Feminine (France) in 1976, an MS degree in electrical engineering from the University of California at Berkeley in 1977, and an MBA degree from Thomson CSF (France) in 1988.

        Experience, Qualifications, Attributes, and Skills:    Ms. Summers brings a broad operations and management background to the Board. In addition to experience leading and transforming companies, Ms. Summers has experience in marketing, process streamlining, resource optimization and in the negotiation and integration of acquired businesses. Ms. Summers also has financial expertise, an understanding of corporate governance issues and, due to her multicultural background and other experiences, an ability to understand and guide sensitive human resource situations.

Directors Not Standing for Election

        The names of the directors who are not standing for election at the annual meeting are William S. Dickinson, a Class I director, and E. J. "Jake" Garn, a Class II director, each of whom is retiring from the Board effective as of the annual meeting; Kirk A. Benson and Raymond J. Weller, Class II directors whose terms expire in 2014; and Blake O. Fisher, Jr., Grant E. Gustafson and James A. Herickhoff, Class III directors whose terms expire in 2015. Information about these directors is set forth below.

Class I director:

Name	Age	Position with Headwaters	Director Since
William S. Dickinson	78	Director	2003

        William S. Dickinson has served as a Director of Headwaters since January 2003 and will retire from the Board effective as of the annual meeting. From 1972 to 1994, Mr. Dickinson worked for Arco Products Co. and Arco Technology and Engineering, most recently as Vice President of Engineering and Technology (from 1988 to 1994), at which time he retired and has been involved in various projects as a consultant. In his most recent position with Arco, Mr. Dickinson was responsible for engineering and process development for the Arco refineries. In prior years, he was responsible for, among other things, the sale of all natural gas produced by Arco, the engineering and construction of all new oil production facilities in Alaska and the lower 48 states, and managed annual budgets in the range of $100 million to $300 million. Mr. Dickinson graduated from Yale University in 1956 with a B.S. in Chemical Engineering.

        Experience, Qualifications, Attributes, and Skills:    Mr. Dickinson brings an engineering and operations background to the Board. Mr. Dickinson's employment with Arco gave him knowledge about technology innovation, process development, engineering, construction, and commercialization, including commodity sales. He has experience with developing and managing large and complex capital projects. Mr. Dickinson understands technology, operations, and market risk.

Class II directors:

Name	Age	Position with Headwaters	Director Since
Kirk A. Benson	62	Chairman and Chief Executive Officer	1999
E. J. "Jake" Garn	80	Director	2002
Raymond J. Weller	67	Director	1991

        Kirk A. Benson has served as a Director of Headwaters since January 1999 and as Chairman and CEO since April 1999. Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., one of the nation's largest publicly traded managed healthcare companies. Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity. He also holds a Master of Laws in Taxation from the University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University.

        Experience, Qualifications, Attributes, and Skills:    Mr. Benson's long tenure as CEO of Headwaters has provided him with detailed knowledge of the Company. He has overseen its growth and transformation from a $5 million alternative energy company to a $600 million construction products business. He has insightful relationships with all the senior managers at Headwaters, as well as other stakeholders of Headwaters, including institutional investors. These leadership experiences allow Mr. Benson to communicate relevant information about Headwaters to the Board efficiently and effectively. He has extensive operational experience that provides the Board with timely and valuable insights into Company financial reports, opportunities, and risks. Mr. Benson's broad education and experience in business, tax, accounting, and law allow him to contribute to a wide variety of Board processes and decisions.

        E. J. "Jake" Garn has served as a Director of Headwaters since January 2002 and will retire from the Board effective as of the annual meeting. Mr. Garn is a former United States Senator from the state of Utah. From 1993 to 1999, Mr. Garn served as Vice Chairman of Huntsman Corporation, a large Utah-based chemical company. From 1993 until December 2006, Mr. Garn served as a director of Morgan Stanley Funds and at the present time serves as a director of the following entities: United Space Alliance, Franklin Covey, NuSkin International, BMW Bank of NA and Escrow Bank, USA. Mr. Garn had a long and distinguished career in national politics. Mr. Garn entered politics in 1967 when he was elected to the Salt Lake City (Utah) Commission. He was elected mayor of Salt Lake City in 1971 and to the United States Senate in 1974. He served as chairman of the Senate Banking, Housing and Urban Affairs Committee and as a member of the Senate Appropriations Committee. Senator Garn was re-elected to the Senate in 1980 and again in 1986, retiring in 1992.

        Experience, Qualifications, Attributes, and Skills:    Mr. Garn has broad experience as a director of public companies and in legislative, regulatory, and policy processes. Mr. Garn has served on boards of several public companies, including experience with banking and financial institutions, which complements his service as chairman of the United States Senate Banking, Housing, and Urban Affairs Committee. Mr. Garn regularly reviews corporate strategies and contributes his public policy and finance knowledge to the deliberative process of Headwaters' Board of Directors.

        Raymond J. Weller has served as a Director of Headwaters since July 1991 and served as Chairman of the Board from January 1997 through July 1998. Since 1991, Mr. Weller has been President of WanSutter Employee Benefits LLC, a Utah-based insurance brokerage firm. From 1985 to 1991, Mr. Weller was an agent with the insurance brokerage of Galbraith, Benson, and McKay.

        Experience, Qualifications, Attributes, and Skills:    Mr. Weller has 20 years' experience as a director for Headwaters and has participated in every major Board decision over that period of time. His longevity on the Board provides historical context to decisions and contributes to the effectiveness of the Board's overview of management, particularly in periods of management change. Mr. Weller's competence in compensation matters, specifically in employer medical plans has provided Headwaters with valuable insight into the design and implementation of benefit plans that have saved the Company millions of dollars, while insuring excellent care for our employees. He is well positioned to contribute to the Board's view of long term stockholder value and is a frequent challenger of management assumptions.

Class III Directors:

Name	Age	Position with Headwaters	Director Since
Blake O. Fisher, Jr.	68	Director	2004
Grant E. Gustafson	50	Director	2012
James A. Herickhoff	70	Vice Chairman and Director	1997

        Blake O. Fisher, Jr. has served as a Director of Headwaters since November 2004. From May 2004 through 2008 Mr. Fisher was involved in management and financial consulting to the telecommunications and utility industries including providing consultation to the Rural Utilities Service's broadband program. From May 2004 until December 2004 he served as chief financial officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. In May 2002, Mr. Fisher retired from McLeod USA, a telecommunications provider. From February 1996 to May 2002, he held senior management positions with McLeod USA, initially as Chief Financial Officer, then President of the company's Western region and as Chief Development Officer. From 1991 until February 1996 Mr. Fisher was Chief Financial Officer of IES Industries, an energy holding company. Prior to that, Mr. Fisher spent 23 years in several management positions with Consumer Power Company, headquartered in Michigan. Mr. Fisher received B.S. and M.S. degrees in Industrial Engineering from the University of Michigan. Mr. Fisher became a director of inContact, Inc. in 2004 and currently serves as chairman of the Audit Committee and is also on the Governance and Compensation Committees of that company.

        Experience, Qualifications, Attributes, and Skills:    Mr. Fisher lends financial, management, and public company experience to the Headwaters Board. He has worked in the utilities industry, serving in senior leadership positions, including three stints as a chief financial officer. His leadership includes experience with public companies and in public debt and equity capital markets. Mr. Fisher's ongoing service as a director of inContact, Inc., including work on its audit, compensation, and governance committees provides Headwater's Board with insight into public company governance.

        Grant E. Gustafson has served as a Director of Headwaters since January 2012. Mr. Gustafson presently serves as a Senior Adviser in the private equity sector with a focus on industrial products and distribution. Prior to this, from 2006 to 2011, he worked with James Hardie Building Products, the world's leading maker of fiber cement siding and interior products. There he was most recently Vice President and General Manager of the International business (i.e., operations outside North America). He joined James Hardie in early 2006 to lead the North America Interiors business as well as oversee Business Development. Over time his responsibilities included North America Marketing, HR and IT as well as Europe. In early 2009, he was appointed head of James Hardie's Asia Pacific operations, spanning primarily Australia, the Philippines and New Zealand, in addition to Europe. Before joining James Hardie, Mr. Gustafson held senior management positions in the commercial building products sector, including serving as Vice President of Marketing and National Accounts for American Buildings (Nucor) and Director of Marketing with Varco-Pruden (Bluescope). American Buildings and Varco-Pruden are both leading North American suppliers of pre-engineered metal buildings and roofing products. In addition, Mr. Gustafson has held various consulting and consulting management positions, including serving as Managing Director of Arthur D. Little Southeast Asia and Greater China and as a consultant with Bain & Company in the U.S. Outside the U.S., Mr. Gustafson has lived in both Sydney, Australia and Singapore. Mr. Gustafson earned a Bachelor of Arts degree from the University of California, Santa Barbara in 1984 and an MBA from the University of Chicago in 1986.

        Experience, Qualifications, Attributes, and Skills:    Mr. Gustafson brings extensive U.S. and international building products experience spanning the residential and commercial construction markets. His sales and marketing, business development and general management background combined with management consulting experience provides him the ability to help the Company target, evaluate and implement new business and product opportunities as well as improve its existing operations.

        James A. Herickhoff has served as a Director of Headwaters since August 1997 and was elected Vice Chairman in April 1999. Mr. Herickhoff is the Chief Executive Officer, President and a Principal of American Talc Company, the second largest producer of talc products in the United States. Mr. Herickhoff has served as an officer of this company or its predecessor since 2000. From 1987 to 1994, he served as President of Atlantic Richfield Company's (ARCO's) Thunder Basin Coal Company. Mr. Herickhoff has over 30 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19 million to approximately 40 million tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of ARCO's underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations. Mr. Herickhoff received a Bachelor degree in 1964 from St. John's University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986.

        Experience, Qualifications, Attributes, and Skills:    Mr. Herickhoff's leadership experience enables him to provide our Board with guidance and insight regarding Headwaters' strategies, opportunities, and risks. Mr. Herickhoff has managed large operations in basic materials industries. For seven years he was President of ARCO's coal mines and is currently CEO of American Talc Company. His experience with American Talc Company provides Mr. Herickhoff with direct experience in the building products industry and insight into construction markets served by Headwaters. At both American Talc and ARCO, he developed and implemented strategies resulting in significant growth. He is a frequent contributor to Board discussions of operational efficiencies, product competitiveness, and regulatory compliance. Mr. Herickhoff has more than a decade of experience as an independent director giving him extensive knowledge about the Company and making him well suited to serve as the Vice Chairman of the Board.

        Your Board of Directors unanimously recommends a vote FOR the election of Messrs. Christensen and Malquist and Ms. Summers.

 PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee and the Board have appointed BDO USA, LLP, independent certified public accountants, as auditors to examine the financial statements of Headwaters for fiscal 2013 and to perform other appropriate accounting services and are requesting ratification of such appointment by the stockholders.

Audit and Non-Audit Fees

        The following table summarizes the fees paid or payable to BDO USA, LLP for services rendered for the fiscal years ended September 30, 2011 and 2012. Audit fees include the cost of our annual audit and audits of our subsidiaries, including the independent auditors' assessment of internal control over financial reporting, plus the costs of quarterly reviews, SEC filings requiring the consent of our independent auditors, and comfort letters provided to underwriters.

        Tax fees in 2011 and 2012 consisted primarily of compliance tax filings and consultations regarding that compliance work. The Audit Committee approved 100% of the fees for both 2011 and 2012.

	Fees Paid for Fiscal Year 2011	Fees Paid for Fiscal Year 2012
Audit fees	$837,199	$885,119
Audit-related fees	0	0
Tax fees	515,230	514,908
All other fees	0	0

Total	$1,352,429	$1,400,027

        The Audit Committee is informed of and approves all services BDO provides. The Audit Committee pre-approves the annual audit fee, tax services, and non-routine SEC filing reviews, as well as the fees for all large projects that are expected to cost more than $50,000. In addition, it has pre-approved $100,000 for routine accounting consultations related to items such as new accounting pronouncements, routine SEC filings requiring consents, and routine tax consultations. Upon performance of such services, the Audit Committee is informed of and approves the matters to which such consultations relate. Upon approval by the Audit Committee of these matters, the amount invoiced for the services performed is added back to the pre-approved $100,000 limit.

        The affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the annual meeting and entitled to vote is required. If stockholders do not ratify the appointment of BDO, the adverse vote will be considered a directive to the Audit Committee and the Board to select other auditors for the next fiscal year. A BDO representative is expected to attend the annual meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

        Your Board of Directors unanimously recommends a vote FOR ratification of BDO USA, LLP as Headwaters' independent auditors.

 PROPOSAL NO. 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules. The current frequency of the advisory vote is on an annual basis.

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value. We believe we have established a strong link between executive pay and Company performance and that our compensation programs emphasize the creation of stockholder value.

        Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal 2012 compensation of our named executive officers.

        The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

          "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

        The say-on-pay vote is advisory, and therefore is not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

* * * * *

        Your vote is important.    Whether or not you plan to attend the meeting, we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice or proxy card.

Headwaters Incorporated
By Order of the Board of Directors,
/s/ HARLAN M. HATFIELD Harlan M. Hatfield Secretary

HEADWATERS INCORPORATED

PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS FEBRUARY 21, 2013

        The undersigned stockholder(s) of Headwaters Incorporated, a Delaware corporation (the Company), revoking all previous proxies, hereby appoints Harlan M. Hatfield and Donald P. Newman, each as the attorney and proxy of the undersigned, with full power of substitution, to cast all votes for all shares of common stock of Headwaters which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of Headwaters to be held Thursday, February 21, 2013, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, and any and all adjournments or postponements thereof. Said proxies are authorized and directed to vote as indicated with respect to the following matters:

(Please sign and date below)

1.	ELECTION OF DIRECTORS:		Please mark your vote as this ☒
	R Sam Christensen (If elected, Mr. Christensen's term would expire in 2016)	FOR ☐	WITHHOLD AUTHORITY ☐
	Malyn K. Malquist (If elected, Mr. Malquist's term would expire in 2016)	FOR ☐	WITHHOLD AUTHORITY ☐
	Sylvia Summers (If elected, Ms. Summer's term would expire in 2016)	FOR ☐	WITHHOLD AUTHORITY ☐
2.	RATIFY THE SELECTION BY THE BOARD OF BDO USA, LLP AS INDEPENDENT AUDITORS OF HEADWATERS FOR FISCAL 2013	FOR ☐	AGAINST ☐ ABSTAIN ☐
3.	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	FOR ☐	AGAINST ☐ ABSTAIN ☐

        This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted FOR items 1, 2, and 3. This Proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(c) as promulgated by the U.S. Securities and Exchange Commission.

        THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF HEADWATERS INCORPORATED.

Name(s) of Stockholder(s)	Date

        PLEASE RETURN YOUR COMPLETED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.